AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR, SUBJECT TO COMPLETION

DATED JUNE 30, 2022

AMENDMENT NO. 1

NAQI LOGIX INC.

UP TO 5,000,000 VOTING COMMON SHARES

MINIMUM INVESTMENT OF 750 VOTING COMMON SHARES ($1,500.00)

1400-1040 West Georgia Street
Vancouver, BC V6E 4H1
Canada
1-888- 627-4564
www.naqilogix.com

Copy to:

Daniel D. Nauth
Nauth LPC
217 Queen Street West, Suite 401
Toronto, Ontario M5V 0R2
Canada
(416) 477-6031

Naqi Logix Inc., a corporation formed pursuant to the laws of the Province of British Columbia and domiciled in the Province of British Columbia (the "Company," "we," or "our"), is offering up to 5,000,000 (the "Maximum Offering") Voting Common Shares, no par value per share (the "Common Shares") of the Company to be sold in this Tier 2 Offering (this "Offering") pursuant to Regulation A under the Securities Act of 1933, as amended (the "Securities Act").  Each investor must invest a minimum of $1,500.00; however, we reserve the right to waive this minimum in our sole discretion. This Offering will terminate on the earlier of the date on which (i) the Maximum Offering is sold, or (ii) the board of directors of the Company (the "Board") elects to terminate this Offering (either such case, the "Termination Date"). We expect to commence the sale of the Common Shares on the date on which the SEC qualifies the offering statement of which this offering circular is a part.

There is currently no escrow established for this Offering, although management reserves the right to establish an escrow and engage an escrow agent in its discretion without a subsequent offering circular supplement or prior notice to investors. We will hold closings upon the receipt of investors' subscriptions and acceptance of such subscriptions by us. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the Termination Date.

The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (the "Broker"), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to the Broker. See "Plan of Distribution" for more details. To the extent that the Company's officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and, therefore, none of them is required to register as a broker-dealer.

No application is currently being prepared for the Common Shares to trade on any public market. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

We have engaged Novation Solutions Inc. dba Dealmaker (the "Technology Agent") to provide certain technology services to us in connection with this Offering, including the online subscription processing platform of the Technology Agent. After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted on the online platform of the Technology Agent through the Investor Relations page of our website at www.naqilogix.com, whereby investors will receive, review, execute, and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer to an account designated by us. There is no escrow established for this Offering. We will hold closings upon the receipt of investors' subscriptions and acceptance of such subscriptions by us. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the Termination Date. Funds will be promptly refunded without interest, for sales that are not consummated.

The Company has three shareholder agreements in place: (i) a shareholder rights agreement (the "Shareholder Rights Agreement"); (ii) a right of first refusal and co-sale agreement (the "Right of First Refusal and Co-Sale Agreement"); and (iii) a voting agreement (the "Voting Agreement") (each, a "Shareholder Agreement" and collectively, the "Shareholder Agreements"), each of which is summarized in greater detail in this Offering Circular under "Securities Being Offered" and attached as an exhibit hereto. Each of the Company's current shareholders has been required to execute the Shareholder Agreements. ALL INCOMING INVESTORS PURSUANT TO THIS OFFERING ARE REQUIRED TO SIGN AN ADOPTION AGREEMENT TO THE SHAREHOLDER AGREEMENTS AS A CONDITION OF ACQUIRING COMMON SHARES. Your subscription agreement ("Subscription Agreement") will include an adoption agreement for the Shareholder Agreements as a schedule, which must be completed and returned to the Company along with the signed Subscription Agreement. The Shareholder Agreements will terminate in connection with the closing of a future initial public offering or other going public transaction involving the Common Shares.

The Shareholder Rights Agreement provides the Company's shareholders with a number of rights and ensures the Company operates according to best practices. The Shareholder Rights Agreement establishes the right of owners of over 5% of the Company's issued and outstanding shares (the "Major Shareholders") to receive financial statements from the Company unless waived. All other shareholders of the Company may receive such financial statements following their delivery of a written request to the Company. The Shareholder Rights Agreement provides that, subject to the terms of the Shareholder Rights Agreement and applicable law, the Company shall first offer any new securities of the Company to each Major Shareholder, and each Major Shareholder shall have right to participate in such offering of new securities up to the percentage of the Common Shares then held by such Major Shareholder. The Major Shareholders are not required to purchase the additional securities but can do so at their option. The Shareholder Rights Agreement provides for additional standard covenants of the Company including: (i) director and officer insurance; (ii) protection of the Company's IP and confidential information; and (iii) meetings of the Board.

The Right of First Refusal and Co-Sale Agreement regulates the mechanics of sales and transfers of the Common shares. The right of first refusal provides that where a shareholder proposes to transfer shares of the Company, the Company shall have a right of first refusal to purchase all or any portion of such shares that such shareholder may propose to transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. The Major Shareholders shall have a secondary refusal right to purchase all or any portion of the shares proposed to be transferred but not purchased by the Company pursuant to its right of first refusal. The right of co-sale provides that if any shares to be transferred to a proposed transferee and they are not purchased pursuant to the right of first refusal by the Company (or the secondary refusal right by the Major Shareholders, as applicable), each Major Shareholder may elect to exercise its right of co-sale and participate in the proposed share transfer on a pro-rata basis on the same terms and conditions in the proposed transfer. The right of first refusal (and secondary refusal right) and the right of co-sale shall not apply to certain "exempt" transfers, which include: (i) in the case of a shareholder that is an entity, to transfers to its shareholders, members, partners or other equity holders; (ii) repurchases of shares by the Company where such repurchase is pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board; and (iii) in the case of a shareholder that is a natural person, upon a transfer of shares made for bona fide estate planning purposes. Shareholders are prohibited from transferring shares to any competitor or any customer, distributor or supplier of the company if such transfer would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. The Right of First Refusal and Co-Sale Agreement further provides for a prohibition on the sale of the Company's shares for 180 days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions) following the closing of a going public transaction. A transfer of shares that is not made in compliance with the agreement shall be null and void, shall not be recorded on the books of the Company or with its transfer agent and shall not be recognized by the Company.

The Voting Agreement provides certain shareholders with the right to, among other things, designate the election of certain members of the Board and sets forth how shareholders are to vote their respective shares in connection with the sale of the Company.  Mark Godsy is entitled to designate up to seven director nominees, and each shareholder is required to vote their shares in favor of the election of such director nominees. Further, the Voting Agreement provides that any corporate action that is approved by the Board but which also requires shareholder approval, whether by special resolution or ordinary resolution, as applicable, shareholders are obligated to vote their shares in favor of such corporate action. The Voting Agreement establishes a drag-along right, which requires a minority shareholder to sell their shares in the context of a Board approved sale of the Company if more than 66 2/3% of shareholders approve such sale of the Company.

Investing in the Common Shares involves a high degree of risk. These are speculative securities. An investor should purchase the Common Shares only if the investor can afford a complete loss of the investment. See "Risk Factors" for a discussion of certain risks that the investor should consider in connection with an investment in the Common Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED, INCLUDING THE COMMON SHARES, OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE COMMON SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE COMMON SHARES OFFERED ARE EXEMPT FROM REGISTRATION.

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE OF THE UNITED STATES, IT IS THE INVESTOR'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

Title and Class of Securities to be Offered	Maximum Number of Share to be Offered	Proposed Offering Price per Share	Proposed Maximum Aggregate Offering Proceeds	Commissions and Discounts(1)	Proceeds to Company(2)

Common Shares	5,000,000	$2.00	$10,000,000	$100,000	$9,770,000

Notes:

(1) Assumes this Offering is fully subscribed. The Common Shares are being offered on a best efforts basis, (i) directly by the Company and (ii) pursuant to an agreement entered into with the Broker. As compensation for these services the Broker will receive a $5,000 advance fee for accountable expenses and a $20,000 consulting fee after the issuance of a "No Objection Letter" by the Financial Industry Regulatory Authority. In addition, the Broker will receive a fee of 1% on the aggregate amount of capital raised under this Offering. Please see "Plan of Distribution" on page 23 for additional information. The proceeds of this Offering may be deposited directly into the Company's operating account for immediate use by it, with no obligation to refund subscriptions.

(2) The amount shown assumes deducting offering costs which may include legal, accounting, marketing, consulting and other costs incurred in undertaking this Offering. Such costs are estimated to amount to $230,000, including commissions and discounts paid to the Broker, assuming this Offering is fully subscribed.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A PROMULGATED UNDER THE SECURITIES ACT. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY US CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

The Company is following the "Offering Circular" format of disclosure under Regulation A promulgated under the Securities Act.

In the event that we become a reporting company under the Securities Exchange Act of 1934, as amended, we intend to rely on the provisions that relate to "Emerging Growth Companies" under the Jumpstart Our Business Startups Act of 2012. See "Implications of Being an Emerging Growth Company."

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

In this offering (this "Offering"), we are offering to sell, and seeking offers to buy, Voting Common Shares, no par value per share (the "Common Shares"), of Naqi Logix Inc., a corporation formed pursuant to the laws of the Province of British Columbia and domiciled in the Province of British Columbia (the "Company," "we," "our," and "us"), only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the "Offering Circular." You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of the Common Shares shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an offering statement (the "Offering Statement") that we filed with the Securities and Exchange Commission (the "SEC") using a continuous offering process. Periodically, we may provide an Offering Circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. This Offering Circular also includes statistical and other market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations. All references in this Offering Circular to "$" or "dollars" are to United States dollars, unless specifically stated otherwise. All references in this Offering Circular to "C$" are to Canadian dollars.

CERTAIN TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the Common Shares. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in the Common Shares. This written communication is not intended to be "written advice," as defined in Circular 230 published by the U.S. Treasury Department.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negatives of these terms, or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include business and industry risks, including that:

  we have a history of losses and can provide no assurance of our future operating results;

  the Company was recently formed and has no operating history and no revenues;

  we may not have adequate capital to fund our business and may need substantial additional funding to continue operations; We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail;

  we have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer;

  delays and dealing with unknown factors during the manufacturing process of the Naqi Earbud;

  our success is dependent on the completed development and potential performance of the Naqi Earbuds and Naqi Framework;

  we will need to increase the size of our organization, and we may be unable to manage rapid growth effectively;

  we are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies;

  the smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations;

  the successful development of the Naqi Earbuds and Naqi Framework is highly speculative and is dependent on numerous factors, many of which are beyond our control;

  new products and services may subject us to additional risks; A failure to successfully manage these risks may have a material adverse effect on our business;

  if we are unable to develop a partner ecosystem, sales, marketing and distribution channels or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue;

  we may face significant competition in Canada and in other markets, including the United States, Europe and Asia where we may decide to operate in the future;

  our revenue could fluctuate from period to period, which could have an adverse material impact on our business;

  if we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete;

  customer complaints regarding our products and services could hurt our business;

  computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business;

  we will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business;

  compliance with laws and regulations designed to protect personal data, and our actual or perceived failure to adequately protect personal data, could harm our business;

  we may be involved in legal and regulatory proceedings;

  the liability of our directors and officers and others is limited under certain circumstances;

  our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares;

  because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions;

  we may have difficulty retaining and acquiring personnel;

  our directors and officers may have conflicts of interest;

  our financial statements have been prepared in accordance with IFRS accounting principles; and

  public health epidemics or outbreaks could adversely impact our business,

as well as risks related to this Offering and the Common Shares, including that:

  we may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization;

  the Common Shares are being offered on a “best efforts” basis and we may not raise sufficient capital to satisfy our working capital needs;

  this Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular;

  it is uncertain when the Common Shares will be listed on an exchange for trading, if ever;

  if the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares;

  we have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline;

  we may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives;

  we may lose our status as a “foreign private issuer” in the United States, which would result in increased costs related to regulatory compliance under United States securities laws;

  we do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares;

  terms of subsequent financings, if any, may adversely impact investors’ investments;

  we determined the offering price for the Common Shares being sold in this Offering; and

  if an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), because we are not registering the Common Shares under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

  annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the Company’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the Company’s liquidity, capital resources, and results of operations, and two years of audited financial statements);

  semiannual reports (including disclosure primarily relating to the Company’s interim financial statements and MD&A); and

  current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the Offering Statement was qualified, if the securities of each class to which the Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, so long as we remain a company with less than $1.07 billion in total annual gross revenues during our last fiscal year, which is currently the case, we will be an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

  will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

  will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

  will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

  will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;

  may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

  will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since this Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an "emerging growth company" if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a "smaller reporting company" under the SEC's rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

This Offering summary highlights material information regarding our business, and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this Offering fully, you should read the entire Offering circular carefully, including the "Risk Factors" section, before making a decision to invest in the Company. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements" above.

Our Business

The Company was incorporated on August 4, 2020, pursuant to the laws of the Province of British Columbia and is domiciled in the Province of British Columbia. The Company engages in the business of (i) developing the Naqi Earbuds, smart earbuds that will enable users to control their Internet of Things ("IoT") environment without looking at, speaking to or touching the devices being controlled, and the Naqi Framework, which enables original equipment manufacturers ("OEMs") of wearable devices to create user interfaces that are capable of discreet and inconspicuous user input and navigation; (ii) commercializing the Naqi Earbuds and Naqi Framework; (iii) developing and licensing Naqi Earbud and Naqi Framework integrations into common information systems, such as residential and commercial IoT systems and potentially leading gaming systems; and (iv) developing and licensing Naqi Operator Vigilance and Naqi Wheelchair Control applications.

As of the date of this Offering Circular, we continue to develop the Naqi Earbuds and Naqi Framework and have not commenced revenue-generating operations. We anticipate sharing prototypes of the Naqi Earbuds and Naqi Framework during the fourth quarter of 2022, aiming for the first commercial (minimum viable product) release of these products by mid 2023.

Our technologies and services offerings are described in greater detail in "Description of Business" below together with a detailed description of our entire business.

Our direct personnel consists of one full-time employee, one full-time consultant and nine part-time consultants. The Company also indirectly employs an additional 33 consultants as part of our research and development team.

Our principal place of business and mailing address is Naqi Logix Inc., 1400-1040 West Georgia Street, Vancouver, BC V6E 4H1, Canada and our telephone number is 1-888- 627-4564. Our website address is www.naqilogix.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Description of Property

We do not own any facilities and do not expect to do so in the immediate future. Our mailing address is 1400-1040 West Georgia Street, Vancouver, BC V6E 4H1, Canada, and all of the Company's personnel operate virtually from remote locations.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks, which are more fully described in the section titled "Risk Factors" beginning on page 12. These risks include business and industry risks, including that:

  we have a history of losses and can provide no assurance of our future operating results;

  the Company was recently formed and has no operating history and no revenues;

  we may not have adequate capital to fund our business and may need substantial additional funding to continue operations; We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail;

  we have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer;

  delays and dealing with unknown factors during the manufacturing process of the Naqi Earbud;

  our success is dependent on the completed development and potential performance of the Naqi Earbuds and Naqi Framework;

  we will need to increase the size of our organization, and we may be unable to manage rapid growth effectively;

  we are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies;

  the smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations;

  the successful development of the Naqi Earbuds and Naqi Framework is highly speculative and is dependent on numerous factors, many of which are beyond our control;

  new products and services may subject us to additional risks; A failure to successfully manage these risks may have a material adverse effect on our business;

  if we are unable to develop a partner ecosystem, sales, marketing and distribution channels or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue;

  we may face significant competition in Canada and in other markets, including the United States, Europe and Asia where we may decide to operate in the future;

  our revenue could fluctuate from period to period, which could have an adverse material impact on our business;

  if we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete;

  customer complaints regarding our products and services could hurt our business;

  computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business;

  we will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business;

  compliance with laws and regulations designed to protect personal data, and our actual or perceived failure to adequately protect personal data, could harm our business;

  we may be involved in legal and regulatory proceedings;

  the liability of our directors and officers and others is limited under certain circumstances;

  our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares;

  because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions;

  we may have difficulty retaining and acquiring personnel;

  our directors and officers may have conflicts of interest;

  our financial statements have been prepared in accordance with IFRS accounting principles; and

  public health epidemics or outbreaks could adversely impact our business,

and risks related to this Offering and the Common Shares, including that:

  we may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization;

  the Common Shares are being offered on a “best efforts” basis and we may not raise sufficient capital to satisfy our working capital needs;

  this Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular;

  it is uncertain when the Common Shares will be listed on an exchange for trading, if ever;

  if the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares;

  we have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline;

  we may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives;

  we may lose our status as a “foreign private issuer” in the United States, which would result in increased costs related to regulatory compliance under United States securities laws;

  we do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares;

  terms of subsequent financings, if any, may adversely impact investors’ investments;

  we determined the offering price for the Common Shares being sold in this Offering; and

  if an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Regulation A+

We are offering the Common Shares pursuant to rules of the SEC mandated under the JOBS Act. These offering rules are often referred to as "Regulation A+." We are relying upon "Tier 2" of Regulation A+, which allows us to offer securities of up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THIS OFFERING

Company:	Naqi Logix Inc., a corporation formed pursuant to the laws of the Province of British Columbia and domiciled in the Province of British Columbia

Shares Offered:	Up to 5,000,000 Common Shares, no par value per share.

Price per Share:	$2.00

Minimum Investment:	$1,500.00 per investor.

Common Shares Outstanding before this Offering:	48,473,874 Common Shares.

Common Shares Outstanding after this Offering:	53,473,874 Common Shares, if the Maximum Offering is sold.

Use of Proceeds:

If we sell all of the 5,000,000 Common Shares being offered, our net proceeds (after deducting fees and commissions and estimated offering expenses) will be approximately $9,770,000. We will use these net proceeds for cash reserves, working capital, technology development, marketing and business development, as described in "Use of Proceeds to Company" beginning on page 25.

Subscribing Online:

After the qualification of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted through the online subscription processing platform of Novation Solutions, Inc. dba DealMaker (the "Technology Agent") through the Investor Relations page of our website at www.naqilogix.com, whereby investors will receive, review, execute, and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer to an account we designate.

Risk Factors:	Investing in our Common Shares involves a high degree of risk. See "Risk Factors" beginning on page 12.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. Each investor should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of the Common Shares could decline and the investors may lose all or part of their investments. See "Cautionary Statement Regarding Forward Looking Statements" above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

We have a history of losses and can provide no assurance of our future operating results.

As of the date of this Offering Circular, we continue to develop the Naqi Earbuds and Naqi Framework and have not commenced revenue-generating operations. We anticipate sharing prototypes of the Naqi Earbuds and Naqi Framework during the fourth quarter of 2022, aiming for the first commercial (minimum viable product) release of these products by mid 2023.

As we continue to develop and have not begun generating revenue from the sale of our products and services, we have experienced net losses and negative cash flows from operating activities since inception, and we expect such losses and negative cash flows to continue in the foreseeable future. As at March 31, 2022, the Company had negative working capital of $516,763 and a cumulative loss since inception of $(3,068,062). As a result, our continuance as a going concern is dependent upon our ability to obtain adequate financing and to reach profitable levels of operation upon commercialization of our products and services. It is not possible to predict whether financing efforts will be successful or if we will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that funds will continue to be available on acceptable terms or at all. Our financial statements do not reflect adjustments to the carrying value of assets and liabilities that would be necessary should we be unable to continue operations and such adjustments could be material.

The Company was recently formed and has no operating history and no revenues.

The Company was only recently formed to engage in developing the Naqi Earbuds and Naqi Framework. We have no operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that we will achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including, but not limited to, our success in attracting necessary financing, such as that contemplated in this offering, or obtaining financing from other sources, establishing credit or operating facilities, our ability to develop new products, our ability to successfully market our products and attract customers, our ability to control operational costs, and our ability to retain motivated and qualified personnel, legal and regulatory developments in the jurisdictions in which we operate, as well as the general economic conditions which affect our customers We cannot assure you that we will successfully address any of these risks.

We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We have not commenced revenue generating operations and are therefore dependent on securing sufficient capital to fund the further development of the Naqi Earbuds and Naqi Framework, as well as any other products and services that we may identify and develop from time to time. The Company anticipates that the first commercial (minimum viable product) offering of the product will be available by mid 2023. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may require additional capital for the development of our business operations and commercialization of the products and services we are currently developing or may develop in the future. We may also encounter unforeseen expenses, difficulties, complications due to unknown factors in the development of the technology which is unique and brand new, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain additional funding in order to continue our operations. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business. If additional funding is not obtained, we may need to reduce, defer or cancel development efforts or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

We have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer.

Because we are engaged in developing, and have not yet commercialized, the Naqi Earbuds and Naqi Framework, we currently do not have a strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have commercially viable products and services. In order to attract customers to our products and services, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our efforts to market our products and establish our brand are not successful, our ability to earn revenues and sustain our operations could be harmed.

Delays and dealing with unknown factors during the manufacturing process of the Naqi Earbud.

Due to current coronavirus ("COVID-19") and possible upcoming COVID-19 variant-related complications in the global supply chain, there may be delays in acquiring raw material and electronic parts for the Naqi Earbud. For the same reasons there may be delays in the distribution of the finished products. Since this is a new Earbud design, some unknown engineering problems during manufacturing may be encountered and delays the completion of the final product, consequently, delays the commercialization of the Naqi products.

Our success is dependent on the completed development and potential performance of the Naqi Earbuds and Naqi Framework.

Because we are still developing the Naqi Earbuds and Naqi Framework, a number of factors, including technological and regulatory barriers in the markets in which we operate, could delay or prevent the potential launch of such products or limit our potential profitability. As these are our only products in development at this time, our overall financial performance is directly tied to their completed development and potential performance.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address the development and release of new products and services and potential internal growth to handle research and marketing activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies.

We currently do not have the internal infrastructure necessary, and are not required, to complete an attestation about our internal controls over financial reporting that would be required under Section 404 of the Sarbanes-Oxley Act. As a result, we may fail to identify material deficiencies or weaknesses in the quality of such internal controls. We may in the future be required, by Sarbanes-Oxley or other applicable laws (including exchange and market regulations) to establish and maintain appropriate internal controls over financial reporting. Establishing such controls may require us to incur significant expenses and diversion of management's time. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.

In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

The smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations.

The smart earbud, gestural input, brain-computer interface and non-tactile input industries are characterized by rapid technological developments and a high degree of competition. Access to patents and other protection for technology and products, the ability to commercialize technological developments, access to necessary capital, access to market channels and the ability to obtain necessary approvals for testing, manufacturing and commercialization will impact our potential success.

We will be competing with the largest technology firms in the world that may be applying novel biotechnology, signal analysis, sensor development and computing logic to their products and services and eager to tap into the unique patented technology we are developing.  These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in research and development, product development, and market and brand development. Additionally, these companies and entities all compete for highly-qualified scientific personnel and consultants, and capital from investors.

The successful development of the Naqi Earbuds and Naqi Framework is highly speculative and is dependent on numerous factors, many of which are beyond our control.

The Company was only recently formed to engage in developing the Naqi Earbuds and Naqi Framework and we have not commenced revenue-generating operations. Our business is dependent on the development and implementation of such products, prototypes of which will not be shared with original equipment manufacturers ("OEMs") or other partner types such as independent software vendors, resellers, solution partners and Value-Added Resellers until the fourth quarter of 2022, or the identification and development of new products and services, all of which are highly speculative and subject to numerous risks and uncertainties. For example, our business is dependent on our success in:

  establishing brand recognition and customer loyalty;

  successfully developing and deploying new products and services;

  competing with other companies that are currently in, or may in the future enter, the markets in which we will compete;

  managing growth in administrative overhead costs;

  navigating economic conditions;

  developing our partner ecosystem

  successfully testing and validating our technology with co-innovation partners managing the growth of our business; and

  expanding our business into adjacent markets (including cloud, Big Data, gaming, augmented reality and virtual reality integration and defense applications).

There is no assurance that we will succeed in addressing these risks and uncertainties or that we will generate significant revenues or profits. An investment in the Common Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

New products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

From time to time, we may develop and implement new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new product or service. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to develop a partner ecosystem, sales, marketing and distribution channels or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

We do not currently have any sales, marketing or distribution capabilities. For any products or services we intend to introduce into the market, we will need to develop sales, marketing and distribution channels to commercialize such products, which may be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third party collaborations with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any direct and indirect revenue we receive will depend upon the efforts and profitability of the third parties from our products. There can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any product. If we are not successful in commercializing any products in the future, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

We may face significant competition in Canada and in other markets like United States, Europe and Asia where we may decide to operate in the future.

We may face significant competition in Canada and in other markets where we decide to offer the Naqi Earbuds or Naqi Framework, including in the United States, Europe and Asia, or other products and services which we have not yet identified or developed. Many of our competitors may have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing organizations. Additional mergers and acquisitions in our industry may result in even more resources being concentrated in our competitors. As a result, these companies may obtain market acceptance more rapidly than we can and may be more effective as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of our successful penetration into such additional markets.

Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.

Our revenue may fluctuate from period-to-period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following events, as well as other factors described elsewhere in this Offering Circular:

  Changes in state and federal government regulations, international government laws and regulations or the enforcement of those laws and regulations; and
  General economic and political conditions, both domestically and internationally, as well as natural disasters, risk of slow recovery from the COVID-19 pandemic conditions, and other unforeseen factors.

As a result of these and other factors, the results of operations for any quarterly or annual period may differ materially from the results of operations for any prior or future quarterly or annual period and should not be relied upon as indications of our future performance.

If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.

Our success will depend in part on our ability to obtain and maintain meaningful intellectual property protection for our intellectual property. The names and/or logos of our brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by us. Similarly, domains owned and used by us may be challenged by others who contest our ability to use the domain name or URL. Patents, trademarks and copyrights that have been or may be obtained by us may be challenged by others, or enforcement of the patents, trademarks and copyrights may be required. We also rely upon, and will rely upon in the future, trade secrets. While we use reasonable efforts to protect these trade secrets, we cannot assure that our employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from others' use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our patent, trademark, copyright or trade secret rights could result in significant litigation costs, and any failure to adequately protect our trade secret rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our rights to the same extent as do the laws of Canada or the United States. Therefore, we may not be able to protect our existing patent, copyright, trademark and trade secret rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our existing patent, copyright, trademark and trade secret rights could be expensive and time consuming, and the outcome of such a claim is unpredictable. Such litigation could result in diversion of resources and could materially adversely affect our operating results.

Customer complaints regarding our products and services could hurt our business.

From time to time, we may receive complaints from customers regarding the quality of products and services purchased from or licensed by us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

Computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business.

Computer, website and/or information system breakdowns as well as cyber security attacks could impair our ability to implement our business plans, leading to reduced revenue and/or reputational damage, which could have a material adverse effect on our financial results as well as the investor's investment.

We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.

We will outsource some or all of our online presence, server needs, technology development and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged. As has occurred with many Internet-based businesses, we may be subject to "denial-of-service" attacks in which unknown individuals bombard our computer servers with requests for data, thereby degrading the servers' performance. We cannot be certain we would be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or if we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected specifically in our Naqi Cloud environment.

Compliance with laws and regulations designed to protect personal data, and our actual or perceived failure to adequately protect personal data, could harm our business.

A variety of state/provincial/territorial, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These privacy and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development of new products. Our actual, perceived or alleged failure to comply with applicable laws and regulations or to protect personal data, including sensitive cardholder data and account information, could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and may harm our business and our investor's investment.

We may be involved in legal and regulatory proceedings.

From time to time, we may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom we do business, customers, and other proceedings arising in the ordinary course of business. We will evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management's evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

The liability of our directors and officers and others is limited under certain circumstances.

We may provide for the indemnification of directors, officers and others to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors, officers and others to us and our shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or others controlling or working with us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. Despite this fact, if we provide such indemnification, it could have a material adverse effect on us.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares, which may limit an investor's ability to propose or direct the management or overall direction of the Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of the Company that might otherwise result in an investor receiving a premium over the market price for the Common Shares. The majority of the currently outstanding Common Shares is beneficially owned and controlled by a group of insiders, including our directors, executive officers and inside shareholders. Accordingly, our directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. Such concentrated control of the Company may adversely affect the price of the Common Shares. Our executive officers, directors and insider shareholders may be able to control matters requiring approval by our shareholders, including mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for the Common Shares in the event that we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for the Common Shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.

We do not have an audit or compensation committee composed of independent directors or any audit or compensation committee. Our directors and management perform these functions as a whole. Thus, there is a potential conflict in that our directors and management will participate in discussions concerning director and management compensation and audit issues that may affect management decisions.

We may have difficulty retaining and acquiring personnel.

The loss of any member of our management team could have a material adverse effect on our business and results of operations. In addition, the inability to hire or the increased costs of hiring new personnel, including members of executive management, could have a material adverse effect on our business and operating results. The expansion of marketing and sales of our impact products and services will require us to find, hire and retain additional capable employees or consultants who can understand, explain, market and sell our products. There is intense competition for capable personnel in all of these areas, and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees and consultants often require significant training and, in many cases, take a significant amount of time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees and consultants, including significant expenditures related to salaries and benefits and other compensation expenses. We may lose new employees or consultants to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. In addition, as we move into new jurisdictions, we will need to attract and recruit skilled employees and consultants in those new areas.

Our directors and officers may have conflicts of interest.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in a range of business activities. In addition, our officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, our officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

Our financial statements have been prepared in accordance with IFRS accounting principles.

As a Canadian incorporated and resident company, our financial statements are prepared using IFRS accounting principles, which are different from the accounting principles under U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers to prepare and file their financial statements in accordance with IFRS rather than U.S. GAAP.  U.S. Investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of our financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Public health epidemics or outbreaks could adversely impact our business.

Our proposed business plan and activities may be adversely affected by potential medical pandemic issues, such as COVID-19 and mutations or variants thereof, and may result in potential related impact to employees, disruption to operations, supply chain delays, manufacturing delays, travel and trade restrictions and impact on economic activity in affected countries or regions. Such pandemics or diseases represent a serious threat to maintaining a skilled workforce and could be a major health-care challenge for the Company. There can be no assurance that the Company's personnel will not be impacted by these pandemic diseases and ultimately see its workforce productivity reduced or incur increased medical costs/insurance premiums as a result of these health risks. As well, there can be no assurance that the Company will not be impacted by adverse consequences that may be brought about by pandemics on global financial markets which may reduce resources, share prices and financial liquidity that may severely limit the financing capital available in this sector.

Risks Related to this Offering and the Common Shares

We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers. We do not have a minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. We do not have any track record for self-underwritten Regulation A offerings, and there can be no assurance the Maximum Offering or any other amount will be sold in this Offering. There is no assurance that we will raise sufficient capital solely from this Offering to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

The Common Shares are being offered on a "best efforts" basis and we may not raise sufficient capital to satisfy our working capital needs.

Since we are offering the Common Shares on a "best efforts" basis, there is no assurance that we will sell enough Common Shares to meet our working capital needs. If an investor purchases Common Shares, then the investor will do so without any assurance that we will raise enough money to satisfy the full use of proceeds that we have outlined in this Offering Circular or to meet our working capital needs.

This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.

We have self-underwritten this Offering on a "best efforts" basis, which means that no underwriter has engaged in any due diligence activities to confirm the accuracy of the disclosure in this Offering Circular or to provide input as to this Offering price; we will attempt to sell the shares and there can be no assurance that all of the shares offered under this Offering Circular will be sold or that the proceeds raised from this Offering, if any, will be sufficient to cover the costs of this Offering; and there is no assurance that we can raise the intended Offering amount.

It is uncertain when the Common Shares will be listed on an exchange for trading, if ever.

No application is currently being prepared for the Common Shares to trade on a public market.  As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

Although to date we have not been subject to the continuous and timely disclosure requirements of Canadian securities laws or other rules, regulations and policies of a securities exchange or alternative trading system, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on a securities exchange or quoted on an alternative trading system. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of the Common Shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on a securities exchange or quoted on an alternative trading system on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on a securities exchange or quoted on an alternative trading system will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management's attention to these matters will have on our business.

If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of the Common Stock and if the price of the Common Stock is less than $5.00, the Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Common Stock, and therefore stockholders may have difficulty selling the Common Shares.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing technology development; marketing and business development; working capital; general corporate purposes, including hiring additional personnel; and expenses of this Offering. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not end up yielding a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

We may become subject to the periodic reporting requirements for public reporting companies in the United States and Canada in the near future. Particularly, after we are no longer an "emerging growth company," we will continue to incur significant legal, accounting and other expenses that we have not incurred as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We may lose our status as a "foreign private issuer" in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

The Company will cease to qualify as a "foreign private issuer," as defined in Rule 405 promulgated under the Securities Act and Rule 3b-4 promulgated under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50 percent of the outstanding Common Shares are directly or indirectly owned by residents of the United States. If we determine that we fail to qualify as a foreign private issuer, the Company will cease to be eligible to avail itself of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) promulgated thereunder, and, if the Company is required to register the Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic Company. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be "restricted securities" (as defined in Rule 144(a)(3) promulgated under the Securities Act), and will continue to be subject to United States resale restrictions notwithstanding their resale in "offshore transactions" pursuant to Regulation S promulgated under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject the Company to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms or at all.

We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in the Common Shares will depend upon any future appreciation in their value. There is no guarantee that the Common Shares will appreciate in value or even maintain the price at which you purchased them.

Terms of subsequent financings, if any, may adversely impact investors' investments.

We may have to engage in equity or debt financings in the future. The rights and the value of each investor's investment in the Common Shares could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. If we need to raise more equity capital from the sale of additional stock, institutional or other investors may negotiate terms at least as, and possibly more favorable than the terms of the investors' investments.

We determined the offering price for the Common Shares being sold in this Offering.

We determined arbitrarily the price at which the Common Shares are being offered in this Offering. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Common Shares was derived as a result of internal decisions based upon various factors, including prevailing market conditions, the Company's future prospects and the Company's capital structure. The price does not necessarily accurately reflect the actual value of the Common Shares or the price that may be realized upon disposition of the Common Shares.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Each investor will suffer immediate and substantial dilution in the net tangible book value of the Common Shares the investor purchases in this Offering. Assuming an offering price of $2.00 per Common Share and that all 5,000,000 Common Shares are sold for estimated net proceeds of $9,770,000 (after deducting estimated offering expenses), investors purchasing Common Shares in this Offering will experience dilution of approximately $0.01 per Common Share in net tangible book value of the Common Shares. In addition, assuming the Maximum Offering amount is sold in this Offering, investors purchasing Common Shares will contribute over 83.5% of the total amount shareholders have invested in the Company since inception and will own approximately 9.4% of the Common Shares outstanding.

DILUTION

As at the date of this Offering Circular, an aggregate of 48,473,874 Common Shares are issued and outstanding. The price of the Common Shares under this Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Common Shares in this Offering will incur immediate dilution in the pro forma value of their Common Shares. This means that investors that purchase Common Shares will pay a price per share that exceeds the average per share value of the Company's previously issued Common Shares.

The following table illustrates the approximate per share dilution to new investors, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Shares offering for sale in this Offering (after deducting our estimated offering expenses of $230,000, $205,000, $180,000 and $155,000, respectively):

	25%	50%	75%	100%

Offering Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000

Offering Price per Common Share	$2.00	$2.00	$2.00	$2.00

Net tangible book value per Common Share before this Offering	$(0.03)	$(0.03)	$(0.03)	$(0.03)

Increase per Common Share attributable to investors in this Offering	$0.05	$0.10	$0.14	$0.19

Net tangible book value per Common Share after this Offering	$0.02	$0.07	$0.11	$0.16

Dilution to investors after this Offering	$1.98	$1.93	$1.89	$1.84

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The Company may from time to time issue additional Common Shares or other equity securities, which may result in dilution of existing shareholders if the Common Shares or other equity securities are sold at a price that is less than the average per share value of the Common Shares previously issued.

PLAN OF DISTRIBUTION

The Common Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act, for Tier 2 offerings, by the management of the Company on a "best-efforts" basis directly to purchasers who satisfy the requirements set forth in Regulation A. We have no minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements towards our offering (which include legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering), operating, technology development, marketing and business development expenses, as more specifically set forth in the "Use of Proceeds to the Company" beginning on page 25. There is no arrangement for the return of funds to investors if all of the Common Shares offered are not sold in this Offering.

This Offering will expire on the earlier of the date on which (1) the Maximum Offering is sold, or (2) the board of directors of the Company (the "Board") elects to terminate this Offering.

There is no arrangement to address the possible effect of this Offering on the price of the Common Shares.

The Company has engaged Dalmore Group, LLC (the "Broker"), a broker-dealer registered with the Commission and a member of the Financial Industry Regulatory Authority ("FINRA"), to act as the broker-dealer of record for this Offering, but not for underwriting or placement agent services. As compensation, the Company has agreed to pay the Broker a commission equal to 1% of the amount raised in the Offering to support the Offering on all invested funds after the issuance of a No Objection Letter by FINRA. In addition, the Company has paid the Broker a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by the Broker, such as, among other things, preparing the FINRA filing. The Broker will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will pay a one time $20,000 consulting fee that will be due immediately after FINRA issues a No Objection Letter.

TAX CONSEQUENCES FOR EACH INVESTOR (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Generally speaking, Rule 3a4-1 under the Exchange Act, provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with a company that participate in an offering of the Company's securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in this Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of this Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any company more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to Rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.

Technology Services

We have engaged Novation Solutions Inc. dba Dealmaker (the "Technology Agent") to provide certain technology services to us in connection with this Offering, including the online platform of the Technology Agent. After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted on the online platform of the Technology Agent through the Investor Relations page of our website at www.naqilogix.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors' subscriptions and our acceptance of such subscriptions. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the Termination Date Funds will be promptly refunded without interest, for sales that are not consummated.

We will pay certain itemized technology fees to Technology Agent for these services, including: (i) a $10,000 fee for platform hosting and maintenance fees; (ii) monthly subscription fee of $1,000; and (iii) transaction fees of $15 per investor for a signed and submitted purchase order and $15 per investor for a recorded payment. Additionally, we agreed to pay the Technology Agent certain processing and other administrative fees with regard to payments made on the DealMaker Platform.

The Technology Agent is not participating as an underwriter or placement agent of this Offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this Offering Circular or other offering materials to potential investors. All inquiries regarding this Offering or escrow should be made directly to us.

Transfer Agent

The transfer agent for our Common Shares is DealMaker Transfer Agent LLC, 16540 Point Village Drive, Suite 201(J), Lutz, Florida 33558 (www.dealmaker.tech).

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

USE OF PROCEEDS TO COMPANY

If the Maximum Offering is sold, the maximum gross proceeds from the sale of our Common Shares will be $10,000,000. As of the date of this Offering Circular, $0.00 has been raised under this Offering. The net proceeds from the total Maximum Offering is expected to be approximately $9,770,000, after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering).  The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

To account for a varying potential use of funds from the low to high ends of this range, we provide a summary of the net amount of proceeds net of offering expenses at the maximum raise amount, as well as at the 25%, 50%, 75%. 100%  intervals. The planned use of the net proceeds to us at each of these intervals will then be detailed by category, with each category described in detail afterward.

Net Proceeds to Company by Interval of Funds Raised

	25%	50%	75%	100%

Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000

Offering Expenses	$155,000	$180,000	$205,000	$230,000

Net Proceeds to Company	$2,345,000	$4,820,000	$7,295,000	$9,770,000

Use of Proceeds by Interval of Funds Raised

All figures provided in this table are estimates and are subject to change based on adjustments to our business plan.

	25%	50%	75%	100%

Prototyping and Manufacturing Costs	$400,000	$1,000,000	$1,350,000	$1,950,000

Research and Development	$550,000	$1,250,000	$2,250,000	$2,900,000

Sales and Marketing, Branding	$150,000	$500,000	$1,000,000	$1,750,000

Legal and Compliance	$125,000	$250,000	$375,000	$500,000

General & Administrative	$120,000	$320,000	$570,000	$670,000

General Working Capital	$1,000,000	$1,500,000	$1,750,000	$2,000,000

Total	$2,345,000	$4,820,000	$7,295,000	$9,770,000

Prototyping and Manufacturing Costs

These funds will be used to produce quantities of Naqi Earbud prototypes for co-innovation relationships with partners and finished products for general distribution or sale.

Research and Development

Ongoing costs for applied research and development for Naqi Earbud in multiple iterations and development of the Naqi Framework.

Sales and Marketing, Branding

Funds for development of sales and marketing material including website, commercial partner ecosystem infrastructure for OEMs, and to build reseller relationships.

General and Administrative Costs

Included in general and administrative costs would be consulting, wages and salaries and other general office expenses.

Legal and Compliance

We anticipate our legal and compliance costs to increase, as the Company works with counsel on additional patent filings, and maintaining our existing trademarks and patents.

General Working Capital

We anticipate our operating or "burn" expenses for the next twelve months to include consulting, wages and salaries, research and development and legal and other professional fees, which we estimate will amount to approximately $175,000 per month in aggregate.

Disclaimers Regarding Use of Funds

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Our management will have broad discretion in the application of the net proceeds we receive from this Offering, and investors will be relying on the judgment of our management regarding the application and ultimate use of the net proceeds.

The Company reserves the right to alter the use of proceeds in this Offering without notice, except in circumstances in which such notice is required by law.

Although our business does not presently generate any cash, we believe that if we raise the maximum amount in this Offering, that we will have sufficient capital to finance our operations for at least the next twelve months. However, if we do not sell the maximum number of shares offered in this Offering, or if our operating, technology development, and/or marketing and business development costs are higher than expected, then we will need to obtain additional financing prior to that time. Further, we expect that during or after such twelve-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview of the Company

The Company was incorporated on August 4, 2020, pursuant to the laws of the Province of British Columbia and is domiciled in the Province of British Columbia. The Company engages in the business of (i) developing the Naqi Earbuds, smart earbuds that will enable users to control their IoT environment without looking at, speaking to or touching the devices being controlled, and the Naqi Framework, which enables OEMs of wearable devices to create user interfaces that are capable of discreet and inconspicuous user input and navigation; (ii) commercializing the Naqi Earbuds and Naqi Framework; (iii) developing and licensing Naqi Earbud and Naqi Framework integrations into common information systems, such as residential and commercial IoT systems and potentially leading gaming systems; and (iv) developing and licensing Naqi Operator Vigilance and Naqi Wheelchair Control applications.

As of the date of this Offering Circular, we continue to develop the Naqi Earbuds and Naqi Framework and have not commenced revenue-generating operations. We anticipate sharing prototypes of the Naqi Earbuds and Naqi Framework during the fourth quarter of 2022, aiming for the first commercial (minimum viable product) release of these products by mid 2023.

Commercialization Strategy

Once development of the Naqi Earbuds and Naqi Framework is complete, our commercialization strategy will entail three objectives: (i) integrating the Naqi Earbud and Naqi Framework into all IoT environments, initially piloting accessibility/mobility applications for wheelchairs and operator safety applications for industries which utilize heavy equipment, including the automotive industry, with other applications to follow based on the customer demand; (ii) licensing the Naqi Earbud and Naqi Framework platform directly to customers and to the partner ecosystem for them to develop their own applications; and (iii) developing our cloud platform to analyze Big Data.

Integrate the Naqi Earbud and Naqi Framework into Various IoT Environments

Our technologies can potentially help individuals living with quadriplegia, those who have lost one or many limbs as well as those living with neuromuscular disorders who are challenged with normal everyday tasks. Our first pilot deliverable will be integrating the Naqi Earbud and Naqi Framework into wheelchairs and subsequently into various other IoT environments, such as operator safety, accessibility/mobility, Apple HomeKit AR/VR gaming and others, allowing users to be mobile as well as interact with common devices without the need for mouth-based assistive technologies (e.g., Sip-Puff straws), complex ocular-retinal sensors, voice recognition or proprietary control mechanisms.  All the user data (unanimous) will be collected on the Naqi Cloud platform for market analysis.

License Naqi Earbuds and the Naqi Framework

We intend to license, as applicable, the Naqi Earbuds and Naqi Framework in the form of APIs and SDKs in the smart earbud, gaming and e-sports, military, defense and intelligence, operator vigilance and personal wellness and activity tracking markets. See "-Proposed Markets" for a description of our objectives in each market.

Develop Our Cloud Platform

We intend to develop a cloud platform, called Naqi Cloud, that will enable users to integrate into a wide array of IoT solutions as well as operate within public environments such as airports, shopping centers and restaurants.  We plan to design Naqi Cloud to accommodate hands-free, silent, secure payments at retailers as well as provide opt-in audible marketing based on geo-locations ("GPS").  When customers wear Naqi Earbuds, they will join a worldwide earbud network that will provide audible information to the user, essentially creating an audible augmented reality environment for our users.  This can provide a real-world physical marketing model, similar to Google's AdWord service within the Internet world.  Advertisers will have the ability to bid on impressions based on the likes and preferences of Naqi Earbud users, which in turn entice users to travel-to or walk-into their establishments.  The algorithms for this segment of our business will be carefully designed to fall tightly into an "opt-in" method of notices to our users.  Naqi Cloud revenue will consist of monthly subscriptions for an assortment of IoT integrations, gaming console integrations, delivered audible "suggestions" and "advertisements" as well as affiliate fees received by our worldwide advertising partners.

Technologies

Naqi Framework

The Naqi Framework is our patented methodology enabling OEMs of wearable devices to create user interfaces ("UIs") that are capable of discreet and inconspicuous user input and navigation. The Naqi Framework consists of three unique structures: Runes, Plaques and Crypts:

Runes

Runes are three-dimensional line patterns that can be associated to any computer execution, function, procedure, command, macro or process.  These three-dimensional line patterns are constructed with two or more directional commands that include up, down, left, right, forward and back.  Runes can be a set of imagined directions (Mu Rhythms) and captured with either invasive or non-invasive Electroencephalography ("EEG") / Brain-Computer Interface ("BCI") solutions or they can be a set of micro-gestural movements, captured by motion and gyroscopic sensors within the Naqi Earbud. When compared to traditional operating system structures, Runes would serve a similar function to computer icons within a Graphical User Interface ("GUI").

Plaques

Plaques are two-dimensional regions that are organized along the Z-axis of the Rune and are considered a subset of the Rune, organizing closely-related commands.  When compared to traditional operating system structures, Plaques would serve a similar function as file folders with a GUI.

Crypts

The complete set of possible Runes and Plaques along the user's Z-axis is referred to as a Crypt.  When compared to traditional operating system structures, Crypts would most closely resemble a root directory of a hard drive (i.e., C:\). Whether a user chooses to capture brain waves or micro gestures, the Naqi Framework will provide an "invisible operating system" to control his/her environment.

Naqi Earbud

Once development is complete, we intend Naqi Earbuds to be a smart earbud consisting of the circuitry necessary to capture a user's micro-gestural input, eliminating the need for complex bio-training often found within invasive and non-invasive BCI solutions.  Although micro-gestural input and brainwave-controlled input are both discreet input methodologies, micro-gestural input is universal from person to person, is far more accurate and can be captured within a small earbud wearable, unlike a full scalp EEG headset or brain implant required for BCI technologies that are limited to providing basic directional input into information systems.  We anticipate that Naqi Earbuds will create a paradigm shift within the smart earbud market where smart earbuds evolve from being music and phone call receivers to being an invisible outbound control system to your connected world.

Initial Proposed Target Markets

The Company plans to primarily compete in various IoT markets, including (i) the smart earbud market; (ii) the wheelchair market; (iii) the IoT device makers market; (iv) the gaming and e-sports market; (v) the military, defense and intelligence market; (vi) the operator vigilance market; and (vii) the personal wellness and activity tracking market.

Smart Earbud Market

Our initial strategy within the smart earbud market is to license the Naqi Earbud design to major smart earbud OEMs.  The worldwide smart earbud market is approximately USD 25.32 billion in 2020 and is expected to grow at a compound annual growth rate of 36.1% from 2021 to 2028.1  The smart earbud market is currently utilizing a "once-and-done" revenue model:  consumers purchase a set of smart earbuds and will not spend any more money until they purchase another set of smart earbuds.  Naqi Earbuds will enable earbud OEMs to create residual revenue models by creating integrations into devices, services and platforms that mean the most to its consumers. These integrations can be offered to consumers as monthly subscriptions. We plan to manufacture Naqi Earbuds until we solidify a partnership with a leading smart earbud OEM.  Therefore, we have the ability to generate revenue while identifying proper industry partnerships.

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1 Grand View Research. "True Wireless Stereo Earbuds Market Size, Share & Trends Analysis Report By Price Band" (July 2021).

Wheelchair Market

Naqi Earbuds will initially focus on "assistive" integrations.  We will help those living with paralysis, loss of limbs or neuromuscular disorders that prevent them from interacting with their devices and/or IoT environment in an easy, discreet and natural manner.  Follow-up integrations will focus on common residential and commercial IoT environments.  As a first step, the we are exploring possible partnerships with leading wheelchair manufacturers. This partnership will result in the world's first wheelchair that is controlled by smart earbuds, an achievement that will help many millions around the world.  We also plan to license our technologies to other device and wearable manufacturers who wish to incorporate them within their platforms.

IoT Device Makers

We plan to monetize our integrations with common IoT ecosystems such as Apple HomeKit, Amazon Alexa and Google Home in the form of modest monthly subscriptions to an end-user's mobile account.  Finally, we will license our technologies through the use of application programming interfaces and software development kits, allowing developers around the world to invent their own "Naqi Enabled" product or service.  The integrations, user data, geographical data and user-specific options will be managed via our planned "Naqi Cloud" platform which will essentially create a worldwide, real-time network of Naqi Earbud users.

Gaming and E-Sports Market

Our initial strategy within the gaming and e-sports market is to license the Naqi Framework to OEMs of console systems, most notably within the XBox and PlayStation ecosystems.  Utilizing the Naqi Framework will enable such OEMs to develop UIs that are capable of discreet and inconspicuous user input and navigation, enable users to control their gaming environment in a hands-free, voice-free and highly responsive manner.

Military, Defense and Intelligence Market

Our initial strategy within the military, defense and intelligence market is to license the Naqi Framework to OEMs and government agencies, enabling invisible hands-free, voice-free and look-free input to military platforms, including vehicles, aircraft, drones, weapon optics and robotics.  We intend also to incorporate a strong focus on clandestine and invisible communications between users and groups of users, essential for advanced intelligence applications and Close-Quarters Combat (CQC) applications. We are currently exploring relationships with U.S. Department of Defense contractors who will represent us within the government contracting arena when we are ready to acquire a segment of this market.

Operator Vigilance Market

Our initial strategy within the operator vigilance market with a focus on detecting driver fatigue and driver attentiveness while operating electric vehicles, specifically while using autonomous and/or driver assisted modes.  We will also focus on operator fatigue and operator attentiveness for locomotive operators.  Our Naqi Vigilance system, when used in conjunction with our Naqi Earbud (or a Naqi-enabled earbud from another smart earbud OEM), will have an ability to determine whether a driver-operator is fatigued, impaired or paying proper attention to the road/track, as well as whether the driver-operator is following best practices.  Our Naqi Vigilance system can detect whether a driver-operator is looking through the front windshield, is looking out of the side windows too long, is staring at his/her cell phone or if he/she is blinking too often, yawning too often and/or if his/her head is bobbing, all of which can indicate fatigue and possibly impairment.  Additionally, we are working to detect Alpha, Theta and Delta waves from the inner ear canal, which would be additional objective indications that a driver-operator is approaching sleep or sleeping.

Unlike more common video-centric artificial intelligence ("AI") -based vigilance systems, Naqi Vigilance will have the advantage of reading physical bio signals indicating fatigue.  In addition, we will have the ability to know where someone's face is looking and create best-practice templates based on the cockpit layout of the vehicle and geospatial information based on the road or track.  Therefore, this data can be used for training purposes as well as driver rating systems.  The Naqi Earbud telemetry and information collected from a driver-operator's bio signals will be streamed to our Naqi Cloud Platform in an encrypted and secure manner that will guarantee "chain-of-custody" and integrity of the data, should it be subpoenaed in a court of law.

Personal Wellness and Activity Tracking

Our initial strategy with respect to the personal wellness and activity tracking market, which is expected to grow to $138.7 billion by 2028,2 is to offer integrations with the Naqi Earbuds, incorporating motion tracking, EEG and EMG sensors as well as ECG heartrate sensors, PPG pulse sensors, optical pulse oximetry sensors and temperature sensors. With current wrist-worn activity trackers, users must manually engage certain advanced heartrate features such as ECG heart rate, atrial fibrillation (A-fib) detection, and Heart Rate Variability (HRV) by touching relevant sensors on the watch with their opposing hand. With a Naqi Earbud in each ear, users may be able to passively track their heartrate, A-fib, and heartrate variability in real-time for hours every day without having to manually activate this feature and with both hands free. This has major implications for fitness, workout recovery, stress monitoring and many other wellness applications. Additionally, we can leverage our cloud capabilities to offer employer-based wellness programs for major enterprises, like current offerings from Fitbit and other major activity tracker companies. This can be a source of high-volume earbud orders as well as recurring revenue streams with large corporate customers.

Revenue Model

Once we commercialize our products and services, we anticipate three primary sources of revenue:

  licensing of the Naqi Earbud technology platform and/or direct Naqi Earbud sales;
  monthly subscriptions for integrations of our technologies into devices, services and platforms; and
  royalties for applications generated by software sales that originate from the use of Naqi's API/SDK within our developer ecosystem.

In addition, we anticipate generating revenue through various partnership models, whereby we engage with :

  solution partners, where we license our technologies to such partners and sell Naqi Earbuds directly to customers, with such partners selling Naqi-based applications to customers;
  independent software vendor resellers, where such resellers sell Naqi-based applications to customers, as well as license our technologies and resell Naqi Earbuds to customers;
  OEM partners, where such partners embed our technologies into their products which they build, support and sell independently, generating royalties;
  value added resellers, where such resellers license our technologies and/or resell Naqi Earbuds to customers and provide related services such as consulting, implementation and maintenance; and
  value added cloud resellers, where such resellers license our technologies and/or resell Naqi Earbuds to customers and provide related services such as consulting, implementation and maintenance using an outsourced hosted Naqi cloud model.

We will explore other strategic partnerships on a case-by-case basis.

Planned Technology Infrastructure

Our technologies depend on the successful development of the following infrastructure: (i) the Naqi Cloud; (ii) the Naqi Appstore; (iii) the Naqi Mobile Network; and (iv) the Naqi Mobile App.

_________________________________________
2 Grand View Research. "True Wireless Stereo Earbuds Market Size, Share & Trends Analysis Report By Price Band" (July 2021).

Naqi Cloud

Naqi User Profiles

Naqi Cloud will be able to determine spending habits (what user buys and average purchase amount), rate the Naqi VIP level of the user (the more often they buy and the more they spend, the higher the VIP rating), frequency of location/establishment visits, times of days as well as days of week most active (hot/cold temperature ratings).  Users will also be able to determine whether to opt-in or opt-out of the Naqi EcoSystem (defined below), determine preferences relating to types of proactive contacts (food, shopping deals, vehicles, etc., frequency of proactive audio cue contacts as well as geographic boundaries and limitations of proactive contacts.  Finally, we need to create a way for users to choose whether or not to allow businesses to push Runes and Plaques to their Naqi Mobile App that are specific to their location or specific to their activity.

Naqi Profile Data Collection

General consumer behavior, general consumer location, action vs time/day-stamps, consumer decision making patterns (classifications), consumer spending (ratings based on classification), conversion ratios / stats of Naqi EcoSystem ads.  This data collection will be fed into a central database of Naqi EcoSystem "Big Data."  We can also use this data collection for micro-region (In-home) predictive behavior patterns, such as controlling in-home IoT devices. Naqi is committed to comply with Data Protection regulations of all governments where Naqi products and services are marketed.

Naqi EcoSystem "Big Data"

Collect data based on population density of Naqi users (defined home location), real-time population densities as well as predicted population densities and patterns.  Large population analytics, predictive analytics, real-world buying profile stats/analytics based on country, region, day or time.  Naqi EcoSystem "Big Data" could be sold as a service to other retailers and marketing agencies, for example.  We will consider creating an online control center, a powerful data dashboard for people-based commerce stats/analytics of a particular country, region or locale.

Health Tracker

Utilizing the Naqi Earbuds, users could track daily steps as well as distance walked, jogged, ran, etc.  We can probably also track calories burned, meals eaten and possibly allow users to set weight loss goals.  Based on this data, we can filter ad suggestions that fit the lifestyle the user wants to live.  If someone walks into a McDonalds, for example, Naqi could send an audio cue such as, "Definitely not a good choice for your diet goals, you might want to consider a salad."  This health tracker function could also feature a hands-free (and possibly voice-free) "CALL HELP" option for 911, police, firefighters, local caregivers or family members (group VOIP call).

Security Feature

A security feature utilizing the Naqi Earbuds could include a reverse 911-style system that audibly warns our clients of exact locations and types of incidents that could be a threat, including the exact direction and distance of a threat.  Threats could include fire, rioting, active shooter, terrorist scenario, chemical / biological hazard, etc, and direct users exactly what to do, where to go and convey the level of urgency to our Naqi clients in real-time.  We can use this feature to relay information on emergency response of all agencies as well as audible re-assurance of the situation and real-instructions on how to survive.  Imagine having something like a virtual SWAT team leader or a virtual Fire Chief talking to you in real-time with data that's specific to you and your situation based on an active threat scenario.  We could also share Naqi Big Data with police, fire, FBI and HLS (FREE) so they know how many Naqi users are in a building, school, city block, geo-spatial area.  We can work with these stakeholders to create best-practices that could be relayed to users on-demand, on their own time, prior to an emergency taking place.

Naqi App Store (APIs/SDKs)

We will post a full library of APIs and SDKs within our App Store and will allow the world to invent their own applications using our earbuds and framework.  Developers will be able to define their own price per download and Naqi will retain a percentage of revenue collected for each download, in-app purchase as well as monthly licensing (should that apply).

Naqi Mobile Network

When earbuds are being worn, users come online within the Naqi environment via the Naqi Mobile App.  Each earbud user is a node in a world-wide Naqi environment (think of a World Wide Web of earbuds).  Bluetooth, Wi-fi, GPS data as well as cell data will be used to capture user information, including location, frequently visited businesses / restaurants, buying patterns, spending habits / limits / classifications, common IoT controls used based on location / business / geo-data, etc.

Naqi Mobile App

Framework

The Naqi framework enables hands-free, voice-free and sometimes look-free control of a user's IoT environment via a local device or Naqi Cloud. Naqi Rune and Plaque Control can also enable invisible and silent one-to-one or group communications.

Profile Setup

The Naqi app will allow users to save profile-specific information and preferences. This allows the user to customize their experience with the app and the Naqi framework.

EcoSystem

The Naqi app will furnish a software marketplace where third-party developers can share or sell applications based on the Naqi Framework. Users can choose to enable or disable third-party applications to customize their experience.

Accessibility

The Naqi app and framework will provide several features with implications for assistive mobility, assistive communication, and assistive human-computer-interface. The framework may be used to control various forms of personal mobility devices, such as powered wheelchairs. It can also be used to provide a form of hands-free/look-free human-computer-interface for moving a mouse cursor on a screen or triggering digital buttons in assistive communication apps.

Competition

The smart earbud, gestural input, brain-computer interface and non-tactile input industries are characterized by rapid technological developments and a high degree of competition. Access to patents and other protection for technology and products, the ability to commercialize technological developments, access to necessary capital, access to market channels and the ability to obtain necessary approvals for testing, manufacturing and commercialization will impact our potential success.

We will be competing with the largest technology firms in the world that may be applying novel biotechnology, signal analysis, sensor development and computing logic to their products and services.  These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in research and development, product development, and market and brand development. Additionally, these companies and entities all compete for highly-qualified scientific personnel and consultants, and capital from investors.

Key competitors include (i) AAVAA; (ii) CTRL-Labs; and (iii) Neuralink.

AAVAA

Founded 2019 in Montréal, Canada, AAVAA is a startup company which utilizes brain-computer interface, artificial intelligence and acoustic technologies to allow users to focus their audio enhancement devices on the sounds they want to hear by paying attention to them. Their audio processing software simultaneously enhances those attended sounds and suppresses background noise. The platform can be implemented in different form factors, such as in-ear earbuds, headphones, and AR/VR sets.

CTRL-Labs

Founded 2015 in New York, New York, CTRL-labs developed an electromyography-based armband that reads nerve signals that travel from the brain to the fingers. The signals are translated into desired intentions, enabling thought-to-text and moving objects. The company uses neuroanatomy to identify individual muscle fibers and interpret the activity of neurons that control those muscle fibers. Bloomberg reports it was acquired by Facebook in 2019 for between $500 million and $1 billion.

Neuralink

Founded 2016 in San Francisco, Neuralink is a neurotechnology company developing implantable brain-machine interfaces and founded by Elon Musk and others. It uses a "sewing machine-like" device to implant very thin conductive threads into the brain and demonstrated a system that read information from a lab rat via 1,500 electrodes. In April 2021, Neuralink demonstrated a monkey playing the game "Pong" using the Neuralink implant. Neuralink is valued at over $500 million.3

For a description of risks related to competition, see "Risk Factors - Risks Related to our Business and Industry - The smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations."

Product Development Partners

Currently, we have a broad network of partners helping us to develop our hardware and software infrastructure. This includes partners based in India which provide hardware, firmware and software design services related to the internal printed circuit board of the Naqi Earbud. They also provide industrial design, mechanical design and vendor management for the physical design of the Naqi earbud, including EEG and EMG sensor technology consultation and sensor fabrication services.

We have also partnered with North American companies which provides software design services for the Naqi Framework, API/SDK and digital audio, wireless communications and IoT technology consultation services.

Our business is not substantially dependent on contracts with any of the product development partners referenced above.

Intellectual Property

The following is a summary of patents held in connection with the Naqi Earbud technologies:

Country	Filing Date	Serial Number	Issue Date	Patent Number	Status

United States	1/23/2017	62/449,158	N/A	N/A	Expired

United States	1/22/2018	15/877,206	4/30/2019	10,275,027	Issued

WIPO	1/22/2018	PCT/US2018/014736	N/A	N/A	Expired

India	1/22/2018	201917029654	N/A	N/A	Published

Europe	1/22/2018	18741177.2	N/A	N/A	Published

Canada	1/22/2018	3.051,095	N/A	N/A	Pending

Hong Kong	1/22/2018	62020007447.9	N/A	N/A	Pending

United States	3/18/2019	16/356,701	3/31/2020	10,606,354	Issued

Hong Kong	10/9/2019	19130623.2	N/A	N/A	Published

United States	3/30/2020	16/834,085	12/15/2020	10,866,639	Issued

United States	12/8/2020	17/114,737	N/A	N/A	Pending

_________________________________________
3 PitchBook. https://www.crunchbase.com/organization/neuralink/company_financials (accessed December 14, 2021).

The following is a summary of patents held in connection with the Naqi Framework technologies:

Country	Filing Date	Serial Number	Issue Date	Patent Number	Status

United States	10/2/2013	61/886,045	N/A	N/A	Expired

United States	6/4/2014	14,295,733	8/2/2016	9,405,366	Issued

Europe	10/1/2014	18210066.9	8/5/2020	3467625	Issued

Europe	10/1/2014	14187255.6	12/5/2018	2857935	Issued

Israel	10/1/2014	234924	3/1/2018	234924	Issued

Germany	10/1/2014	14187255.6	12/5/2018	2857935	Issued

France	10/1/2014	14187255.6	12/5/2018	2857935	Issued

United Kingdom	10/1/2014	14187255.6	12/5/2018	2857935	Issued

United States	6/20/2016	15/186,910	11/13/2018	10,126,816	Issued

United States	9/26/2018	16/142,279	10/20/2020	10,809,803	Issued

United States	10/19/2020	17/073,717	N/A	N/A	Published

Hong Kong	10/1/2014	19130623.2	2/19/2021	HK40007483	Issued

France	10/1/2014	18210066.9	8/5/2020	3467625	Issued

Germany	10/1/2014	18210066.9	8/5/2020	3467625	Issued

United Kingdom	10/1/2014	18210066.9	8/5/2020	3467625	Issued

We have filed trademarks for the following marks, symbols and logos:

  "NAQI": Canada (#2104471 5/4/2021), USA (#97107612, 11/3/2021 Priority 5/4/2021), World Intellectual Property Organization ("WIPO") trademark to be filed;
  "NAQI LOGIX": Canada (#2104470 5/4/2021), USA (#97107620, 11/3/2021 Priority 5/4/201) , WIPO (Madrid System) includes countries Australia, Brazil, China, EU, India, Japan, Korea, Malaysia, Norway, Russia, Singapore, Switzerland, UK;
  "COMMAND YOUR WORLD": Canada (2104472, 5/4/2021), USA (#97107626, 11/3/2021 Priority 5/4/2021), WIPO trademark to be filed; and
  "Naqi Logo": (Canada #2104469, 5/4/2021), USA (#97107636, 11/3/2021 Priority 5/4/2021), WIPO trademark to be filed.

Employees / Consultants

Our direct personnel consists of one full-time employee, one full-time consultant and nine part-time consultants.  The Company also indirectly employs 33 additional consultants as part of our research and development team.

Regulation

The mass-produced Naqi Earbud product will be subject to certifications needed for consumer electronics and may need other certifications required to sell in specific global markets. The product is planned to comply with Federal Communications Commission ("FCC"), conformité européenne (French for "European Conformity") ("CE"), Waste Electrical and Electronic Equipment Directive (the "WEEE Directive") and the Restriction of Hazardous Substances Directive (the "RoHS Directive") certifications, as well as other certifications where necessary.

FCC

FCC certification is a type of product certification for electronic and electrical goods that are manufactured or sold in the United States. It certifies that the radio frequency emitted from a product is within limits approved by the FCC.

CE

Many products require CE marking before they can be sold in the European Union (the "EU"). CE marking indicates that a product has been assessed by the manufacturer and deemed to meet EU safety, health and environmental protection requirements. It is required for products manufactured anywhere in the world that are then marketed in the EU.

WEEE Directive

The WEEE Directive is the European Community Directive 2012/19/EU on waste electrical and electronic equipment which, together with the RoHS Directive 2011/65/EU, became European Law in February 2003. The WEEE Directive set collection, recycling and recovery targets for all types of electrical goods, with a minimum rate of four kilograms (nine pounds) per head of population per annum recovered for recycling by 2009. The RoHS Directive set restrictions upon European manufacturers as to the material content of new electronic equipment placed on the market.

RoHS Directive

The RoHS Directive, also known as Directive 2002/95/EC, originated in the EU and restricts the use of specific hazardous materials found in electrical and electronic products. All applicable products in the EU market after July 1, 2006 must pass RoHS compliance.

Legal Proceedings

There are currently no legal proceedings against the Company.

DESCRIPTION OF PROPERTY

We do not own any facilities and do not expect to do so in the immediate future. Our mailing address is 1400-1040 West Georgia Street, Vancouver, BC V6E 4H1, Canada, and all of the Company's personnel operate virtually from remote locations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company's financial condition and results of operations should be read together with its financial statements and related notes appearing elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this Offering Circular, including information with respect to the Company's plans and strategy for its business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the "Risk Factors" section of this Offering Circular for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

The Company was incorporated on August 4, 2020, pursuant to the laws of the Province of British Columbia and is domiciled in the Province of British Columbia. The Company engages in the business of (i) developing the Naqi Earbuds, smart earbuds that will enable users to control their IOT  environment without looking at, speaking to or touching the devices being controlled, and the Naqi Framework, which enables OEMs of wearable devices to create user interfaces that are capable of discreet and inconspicuous user input and navigation; (ii) commercializing the Naqi Earbuds and Naqi Framework; (iii) developing and licensing Naqi Earbud and Naqi Framework integrations into common information systems, such as residential and commercial IoT systems and potentially leading gaming systems; and (iv) developing and licensing Naqi Operator Vigilance and Naqi Wheelchair Control applications.

As of the date of this Offering Circular, we continue to develop the Naqi Earbuds and Naqi Framework and have not commenced revenue-generating operations. We anticipate sharing prototypes of the Naqi Earbuds and Naqi Framework during the fourth quarter of 2022, aiming for the first commercial (minimum viable product) release of these products by mid 2023.

As a British Columbia incorporated and Canadian resident company, the Company's financial statements are prepared using IFRS accounting principles, which are different from the accounting principles under U.S. GAAP. IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers to prepare and file their financial statements in accordance with IFRS rather than U.S. GAAP.  U.S. investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of the Company's financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Operating Results

Operating Results for the Nine months ended March 31, 2022

The tables below set out certain selected financial information regarding the operations of the Company for the periods indicated. The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company's consolidated financial statements and related notes for the nine months ended March 31, 2022.

Nine months ended March 31, 2022
($, reviewed)
Revenue	-
Loss and comprehensive loss	2,349,035
Basic net loss per Common Share	0.05

As at March 31, 2022
($, reviewed)
Total assets	853,600

To date, the Company has not generated any revenues from its planned operations. For the nine months ended March 31, 2022, the Company reported a net loss of $2,349,035, or $0.05 per share, attributable to operating expenses consisting primarily of consulting fees and salaries ($603,741), research & development ($764,552) and share based compensation ($400,980). The Company anticipates that operating expenses will continue to rise as the Company continues to develop its business operations.

The Company's total assets as at March 31, 2022 were $853,600, consisting primarily of cash, intangible assets and patents, as compared to $1,794,145 for the period from August 4, 2020 (date of inception) to June 30, 2021. This decrease in total assets was attributable to the amortization of patents and use of cash in the day-to-day operations of the Company on research & development, consulting fees, salaries, and professional fees, as described under "- Liquidity and Capital Resources" below.

Operating Results for the Period from August 4, 2020 (Date of Inception) to June 30, 2021

The tables below set out certain selected financial information regarding the operations of the Company for the periods indicated. The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company's consolidated financial statements and related notes for the period from August 4, 2020 (date of inception) to June 30, 2021.

Period from August 4, 2020 (date of inception) to June 30, 2021
($, audited)

Revenue	-

Loss and comprehensive loss	719,027

Basic and diluted net loss per Common Share	0.05

As at June 30, 2021
($, audited)

Total assets	1,794,145

To date, the Company has not generated any revenues from its planned operations. For the period from August 4, 2020 (date of inception) to June 30, 2021, the Company reported a net loss of $719,027, or $0.05 per share, from operating expenses, primarily consisting of Research and development ($201,769), Professional fees ($362,682) and Consulting fees and salaries ($134,625).

The Company's total assets as at June 30, 2021 were $1,794,145, consisting of cash, prepaids and receivables of $1,120,845 and intangible assets.

Liquidity and Capital Resources

As at March 31, 2022, the Company had $116,774 in cash. Currently, the Company's working capital requirements are approximately $165,000 per month. To date, in order to fund its ongoing operations, the Company has completed the following issuances of Common Shares:

  On June 8, 2021, the Company issued 7,586,678 Common Shares [pursuant to a private placement] at an offering price of $0.25 per share. The aggregate gross proceeds were approximately $1,989,320.

Our total capital as at March 31, 2022, which reflects the above transactions, is set forth in the table below.

As at March 31, 2022
($, reviewed)
Cash and cash equivalents	(116,774)
Net (cash and cash equivalents)	(116,774)
Total stockholders deficit	(696,665)
Total deficiency	(696,665)

On October 29, 2021, the Company commenced a non-brokered private placement of up to $1,500,000 principal amount of convertible notes (the "Notes").  The Company has issued $643,000 of convertible notes as of March 31, 2022, and has received funding but not yet issued an additional $127,050 as of the date of this Offering Circular. Simple interest will accrue on the principal amount of the Notes at 8% per annum. The Notes, plus any accrued interest payable, shall automatically be converted into units ("Units") of the Company.

Each Unit consists of one Common Share and one warrant, exercisable into an additional Common Share (the "Warrants"). Conversion of the Units will occur at such time as the Company completes a subsequent equity offering involving an issuance of Common Shares ("Subsequent Financing"). This Offering would constitute a Subsequent Financing. The conversion price for the Common Share component of the Note will be at a 20% discount to the Subsequent Financing price, which under this Offering is $2.00, thereby resulting in a conversion price of $1.60 per Common Share.

Each Warrant will entitle the holder to purchase an additional Common Share at a price that is at a 20% premium ("Warrant Exercise Price") to the Subsequent Financing price for a period of 24 months from the date of issuance of the Warrants, which shall be the closing date of the Subsequent Financing. Based on the terms of this Offering, the Warrants would be priced at $2.40 per Warrant. In the event the Company completes a going public transaction and the Common Shares trade at a 75% premium to the Warrant Exercise price (reflecting a share price of $4.20) for a period of 30 trading days, then the Warrants will automatically be exercised into Common Shares.

Since the Company has not commenced revenue generating operations, we may require additional capital for the development of our business operations and commercialization of the products we are currently developing or may develop in the future. See "Risk Factors - We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail."

As of June 30, 2021 and March 31, 2022, the Company had no material commitments for capital expenditures.

Plan of Operations

As of the date of this Offering Circular, we continue to develop the Naqi Earbuds and Naqi Framework and have not commenced revenue-generating operations. We anticipate sharing prototypes of the Naqi Earbuds and Naqi Framework during the fourth quarter of 2022, aiming for the first commercial (minimum viable product) release of these products by mid 2023.

Our technologies and services offerings are described in greater detail in "Description of Business" above together with a detailed description of our entire business.

Trend Information

The Company is currently developing the Naqi Earbuds and Naqi Framework and has not commenced revenue-generating operations. As a result, we are unable to identify and comment on significant recent trends in production, sales and inventory, the state of the order book and costs and selling prices since the latest financial year, nor are we able to identify and comment on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company's net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Investors should review statements made in this Offering Circular under "Risk Factors" and "Description of Business" for additional information about the Company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company's executive officers, significant personnel and directors as of the date of this Offering Circular:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part- Time Personnel

Executive Officers:

Mark Godsy	Chief Executive Officer	66	August 2020	20

Osman Sinan Tumer	Chief Operating Officer	71	April 2021	28

David Segal	Chief Innovation Officer	45	April 2021	n/a

Significant Employees:

Zavier Alexander	Director of Product Management	36	October 2021	n/a

Directors:

Mark Godsy	Director	66	August 2020	n/a

Gary Roshak	Director	61	October 2021	n/a

Sue Ozdemir	Director	49	October 2021	n/a

John Occhipinti	Director	56	October 2021	n/a

Sam Sullivan	Director	62	March 2022	n/a

With the exception of Zavier Alexander, all of the above-listed officers and significant employees are serving the Company under consulting agreements.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth above and in our discussion below in "Interest of Management and Others in Certain Transactions," none of our directors, executive officers or significant employees have been involved in any transactions with us or any of our directors, executive officers, significant employees, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

Mark Godsy, Chief Executive Officer

Mark Godsy is our Chief Executive Officer. Mr. Godsy has 30 years of experience in the technology industry, and his previous positions include co-founder of ID Biomedical and Angiotech Pharmaceutical and CEO and now Chairman with Exro Technologies.

Mr. Godsy received a Bachelor of Arts from the University of British Columbia and a law degree from McGill University.

Osman Sinan Tumer, Chief Operating Officer

Osman Sinan Tumer is our Chief Operating Officer. Mr. Tumer has 40 years of experience in the field of Information Technologies, and his previous positions include Head of Global Research Operations with SAP Labs, Senior Director of Co-Innovation Lab with SAP Labs, Head of International Research Policy with SAP Labs, Senior Manager with Arthur Andersen/Price Waterhouse and Director of Application Development with Ralston Purina Company.

Mr. Tumer received a master's degree in Systems Engineering from the Georgia Institute of Technology and a Master of Science degree in Computer Sciences at the Georgia Institute of Technology

David Segal, Chief Innovation Officer

David Segal is our Chief Innovation Officer. Mr. Segal has 21 years of experience within the Computer Science sector and his previous positions include Vice President of U.S. Sales with Digital Samba S.L., President with SpiderWeb Communications Inc. and President with CyberGrad Inc.  Mr. Segal is also a Corporate Faculty at the Harrisburg University of Science & Technology.

Zavier Alexander, Director of Product Management

Zavier Alexander is our Director of Product Management. Mr. Alexander has 13 years of experience in wearable biosensor and consumer electronics product design and his previous positions include Design Manager / Creative Lead with NeuroSky Inc. and Design Consultant as an independent contractor.

Mr. Alexander received a Bachelor of Fine Arts in Industrial Design from the Academy of Art University in San Francisco, California.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors, executive officers or significant employees have, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Family Relationships

There are no familial relationships among any of our directors, officers or significant employees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the period from August 4, 2020 (date of inception) to June 30, 2021, we compensated our three highest paid officers and directors as follows:

Name	Position	Cash Compensation	Other Compensation	Total Compensation

Executive Officers:

Mark Godsy	Chief Executive Officer	$25,000	$0	$25,000

Osman Sinan Tumer	Chief Operating Officer	$18,750	$0	$18,750

David Segal	Chief Innovation Officer	$18,750	$0	$18,750

Director and Executive Officer Compensation

We have five directors. We currently do not pay our directors any cash compensation for their services as directors.

Personnel Agreements, Arrangements or Plans

Except as otherwise disclosed in this Offering Circular, as of the date of this Offering Circular, the Company has not entered into any plan or arrangement with any of its directors or executive officers concerning compensation to be made in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of the Common Shares as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of March 31, 2022, there were 48,473,874 Common Shares issued and outstanding. As of the date of this Offering Circular, there are 48,473,874 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all the Common Shares shown as beneficially owned by them.

Unless otherwise stated, the business address of each benefit holder identified in the table below is Naqi Logix Inc., 1400-1040 West Georgia Street, Vancouver, BC V6E 4H1, Canada.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Mark Godsy	7,199,401 Common Shares	14.9%

____________________

(1) This Offering Statement does not contemplate that any of our current listed shareholders will acquire any additional Common Shares as part of this Offering.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

On April 12, 2021, the Company received a loan of $129,149 from a shareholder under a convertible promissory note for cash received of $78,000 and expense paid on behalf of the Company of $51,149. The note was non-interest bearing, unsecured, and was due on April 12, 2023. The note was initially recorded at management's estimate of fair value of $129,149 and was automatically converted on June 8, 2021 upon the completion of the June 8, 2021 qualified financing at the contractually-agreed mandatory conversion price of $0.25 per common share.

Except as set forth above, there has not been, nor is there currently proposed, any transaction in which we are or were a participant and the amount involved exceeds the lesser of $120,000 or 1% of the total assets since August 4, 2020 (date of inception), and in which any of our directors, executive officers, holders of more than 10% of the Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest, other than compensation arrangements, which include equity and other compensation, termination, change in control, consulting and other arrangements, which are described under "Compensation of Directors and Executive Officers."

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of the Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

SECURITIES BEING OFFERED

The following is a summary of the rights of our share capital as provided in our Notice of Articles (the "Notice") and Articles (the "Articles"). For more detailed information, please see our Notice and Articles that have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company's authorized capital consists of (i) an unlimited number of Voting Common Shares, without par value; and (ii) an unlimited number of Non-Voting Common Shares, without par value.

As of the date of this Offering Circular, the Company has 48,473,874 Common Shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to The Common Shares

Voting Common Shares

Our Articles provide the following rights, privileges, restrictions and conditions attaching to our Common Shares:

  One vote for each Common Share held at all meetings of shareholders.

  The right to receive notice of and to attend all meeting of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Common Shares) are entitled to attend.

  The right to vote on all matters submitted to a vote or consent of shareholders of the Company, expect matters upon which only the holders of a specified class of shares (other than the Common Shares) are entitled to vote.

  The right to receive dividends, if, as, and when declared by the Board, which the holders of the Common Shares and Non-Voting Common Shares shall participate equally with respect to dividends without preference or priority.

  In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of Common Shares and the Non-Voting Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Common Shares.

Non-Voting Common Shares

Our Articles provide the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

  Except as required under the Business Corporations Act (British Columbia) (the “BCBCA”), the holders of Non-Voting Common Shares are not entitled to receive notice or, or at attend or to vote at, any meeting of the shareholders of the Company.

  The right to receive dividends, if, as, and when declared by the Board, which the holders of the Common Shares and Non-Voting Common Shares shall participate equally with respect to dividends without preference or priority.

  In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of Common Shares and the Non-Voting Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Common Shares

The Articles may be altered by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares.

With the exception of special resolutions (e.g., resolutions in respect of fundamental changes to the Company, including: change of the Company's name, the sale of all or substantially all of the Company's assets, a merger or other arrangement or an alteration to the Company's authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Articles provide that the location of a meeting of shareholders shall be determined by the Board and may be within or outside British Columbia. The Company must hold an annual general meeting of shareholders within 18 months after the date of inception and, after that, at least once in each calendar year and not more than 15 months after the last annual reference date. For the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may set in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or, if we are a public company, 21 days, and otherwise 10 days, the date on which the meeting is to be held.

Under the BCBCA shareholders holding in the aggregate at least 1/20 of the issued shares of the Company that carry the right to vote at a general meeting of shareholders may requisition a meeting of shareholders. Only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders. The court may, on its own motion or on the application of the Company, a director, or a shareholder entitled to vote at a meeting, order that a meeting of shareholders be called, held and conducted in the manner the court considers appropriate. The court may make such an order if it impracticable for any reason for the Company to call or conduct a meeting of shareholders in the manner required under the BCBCA or the Articles, if the Company fails to hold a meeting of shareholders if accordance with the BCBCA or for any other reason the court considers appropriate.

Pursuant to our Articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

Fully Paid and Non-Assessable

Provided that the consideration in respect of the Common Shares has been fully paid, and the Company has received all required corporate and other approvals, as applicable, in respect of the issuance of the Common Shares, all outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

The Common Shares will be transferable following the termination of any transfer hold periods under applicable law.

The securities to be issued in connection with this Offering will be subject to a statutory hold period in Canada in accordance with Section 2.5(2)(3)(ii) of National Instrument 45-102 - Resale of Securities, and will contain the following legend until the end of such period: "Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months, and a day after the later of (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory."

Investors in this Offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Warrants

The Company launched a convertible note private placement on October 29, 2021, raising $643,000 as of date of this Offering Circular. The Notes convert into units of the Company, with each Unit consisting of one Common Share and one Warrant, which provides the Unit holder the ability to purchase one Common Share of the Company at a pre-established price. The volume of Warrants will be established upon closing of this Offering as Note holders are required to convert their Units upon closing. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" beginning on page 37 for additional details.

As of March 31, 2022, the Company had issued no warrants.

Shareholder Agreements

The Company has three shareholder agreements in place: (i) a shareholder rights agreement (the "Shareholder Agreement"); (ii) a right of first refusal and co-sale agreement (the "Right of First Refusal and Co-Sale Agreement"); and (iii) a voting agreement (the "Voting Agreement") (each, a "Shareholder Agreement" and collectively, the "Shareholder Agreements"), each of which is summarized in greater detail below and attached as an exhibit hereto. Each of the Company's current shareholders has been required to execute the Shareholder Agreements. All incoming investors pursuant to this Offering are required to sign an adoption agreement to the Voting Agreement as a condition of acquiring Common Shares. Your subscription agreement ("Subscription Agreement") will include an adoption agreement for the Voting Agreement as a schedule, which must be completed and returned to the Company along with the signed Subscription Agreement. The Voting Agreement will terminate in connection with the closing of a future initial public offering or other going public transaction involving the Common Shares.

The Shareholder Rights Agreement

The Shareholder Rights Agreement provides the Company's shareholders with a number of rights and ensures the Company operates according to best practices. The Shareholder Rights Agreement establishes the right of owners of over 5% of the Company's issued and outstanding shares ("Major Shareholders") to receive financial statements from the Company unless waived. All other shareholders of the Company may receive such financial statements following their delivery of a written request to the Company. The Shareholder Rights Agreement provides that, subject to the terms of the Shareholder Rights Agreement and applicable law, the Company shall first offer any new securities of the Company to each Major Shareholder, and each Major Shareholder shall have right to participate in such offering of new securities up to the percentage of the Common Shares then held by such Major Shareholder. The Major Shareholders are not required to purchase the additional securities but can do so at their option. The Shareholder Rights Agreement provides for additional standard covenants of the Company including: (i) director and officer insurance; (ii) protection of the Company's IP and confidential information; and (iii) meetings of the Board.

The Right of First Refusal and Co-Sale Agreement

The Right of First Refusal and Co-Sale Agreement regulates the mechanics of sales and transfers of the Common shares. The right of first refusal provides that where a shareholder proposes to transfer shares of the Company, the Company shall have a right of first refusal to purchase all or any portion of such shares that such shareholder may propose to transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. The Major Shareholders shall have a secondary refusal right to purchase all or any portion of the shares proposed to be transferred but not purchased by the Company pursuant to its right of first refusal. The right of co-sale provides that if any shares to be transferred to a proposed transferee and they are not purchased pursuant to the right of first refusal by the Company (or the secondary refusal right by the Major Shareholders, as applicable), each Major Shareholder may elect to exercise its right of co-sale and participate in the proposed share transfer on a pro-rata basis on the same terms and conditions in the proposed transfer. The right of first refusal (and secondary refusal right) and the right of co-sale shall not apply to certain "exempt" transfers, which include: (i) in the case of a shareholder that is an entity, to transfers to its shareholders, members, partners or other equity holders; (ii) repurchases of shares by the Company where such repurchase is pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board; and (iii) in the case of a shareholder that is a natural person, upon a transfer of shares made for bona fide estate planning purposes. Shareholders are prohibited from transferring shares to any competitor or any customer, distributor or supplier of the company if such transfer would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. The Right of First Refusal and Co-Sale Agreement further provides for a prohibition on the sale of the Company's shares for 180 days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions) following the closing of a going public transaction. A transfer of shares that is not made in compliance with the agreement shall be null and void, shall not be recorded on the books of the Company or with its transfer agent and shall not be recognized by the Company.

The Voting Agreement

The Voting Agreement provides certain shareholders with the right to, among other things, designate the election of certain members of the Board and sets forth how shareholders are to vote their respective shares in connection with the sale of the Company.  Mark Godsy is entitled to designate up to seven director nominees, and each shareholder is required to vote their shares in favor of the election of such director nominees. Further, the Voting Agreement provides that any corporate action that is approved by the Board but which also requires shareholder approval, whether by special resolution or ordinary resolution, as applicable, shareholders are obligated to vote their shares in favor of such corporate action. The Voting Agreement establishes a drag-along right, which requires a minority shareholder to sell their shares in the context of a Board approved sale of the Company if more than 66 2/3% of shareholders approve such sale of the Company.

Voting Trust Agreement

Certain shareholders of the Company have entered into voting trust agreements with the Company (the "Voting Trust Agreements"), whereby each such shareholder deposits its shares in a voting trust and such shares can be voted by the Chief Executive Officer of the Company appointed from time to time. In connection with entering into the Voting Trust Agreements, the shareholders delivered to the Chief Executive Officer an irrevocable power of attorney. Pursuant to the power of attorney, the Chief Executive Officer is entitled to deliver a proxy at shareholder meetings to vote the shares of such shareholders and is entitled to execute on behalf of such shareholders, any resolution or other instrument in writing to be executed by the voting shareholders of the Company, including any agreement among the shareholders of the Company.

Share Reserve

We have reserved 9,694,775 Non-Voting Common Shares for issuance pursuant to awards under the Plan, which is equal to approximately 20% of our issued and outstanding Non-Voting Common Shares. The number of Non-Voting Common Shares available for issuance pursuant to awards granted under the Plan will increase as the number of issued and outstanding Non-Voting Common Shares of the Company increases. In general, Non-Voting Common Shares subject to awards granted under the Plan that are exercised, terminated or cancelled, or returned to the Company for any reason, shall be available for issuance pursuant to subsequent awards granted pursuant to the plan.

Administration

Our Board, or a committee of the Board designated by the Board, will administer the Plan. Subject to the terms of the Plan, the Board has the power to determine when and how awards will be granted, which employees, directors or consultants will receive awards, the type and terms of the awards granted, including the number of Non-Voting Common Shares subject to each award and the vesting schedule of the awards, if any, and to interpret the terms of the Plan and the award agreements, among other things. The Board also has the authority to accelerate the time at which an award may vest or be exercised, to approve forms of award agreements to be used under the Plan and amend the terms of any award agreement, and to amend, suspend or terminate the Plan at any time.

The Board will determine the provisions, terms and conditions of each award granted pursuant to the Plan, including vesting schedules, forfeiture or repurchase provisions, forms of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Stock Options and Incentive Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code, and non-incentive stock options. Prior to an initial public offering, the exercise price of all options granted under the Plan will be determined by the Board, and in effect on the day of grant. Post IPO, the Board will establish the exercise price at the time each option is granted, which exercise price must in all cases be not less than the price required by the applicable regulatory authorities. The term of an option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value of the common share on the grant date. The Board will determine the terms of stock option awards pursuant to the Plan, including, without limitation, the permitted method(s) of payment for Non-Voting Common Shares upon the exercise of an option award, and vesting terms. After the continuous service of an option recipient terminates, the recipient's awards may be exercised, to the extent vested at the time of such termination, during the period of time specified in the recipient's award agreement, which generally will be the period of time ending on the earlier of (i) the date that is 90 days following the termination of the recipient's continuous service and (ii) the expiration of the term of the option. If the recipient does not exercise the option within the applicable time period, the option will terminate.

Restricted Share Units

The Plan allows for the grant of restricted share units ("RSUs"). RSUs are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the Board are achieved or the award otherwise vests. Upon vesting and exercise of the award, an RSU may be settled by the delivery of Non-Voting Common Shares, their cash equivalent, any combination thereof or any other form of consideration, as determined by the Board and set forth in the applicable award agreement. The Board may determine the consideration, if any, to be paid by the recipient upon exercise of an RSU and delivery of each Non-Voting Common Share subject to the RSU. The Board may impose whatever conditions to vesting, or restrictions and conditions to payment, that it determines to be appropriate. The Board may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment, or any other restrictions or conditions it deems appropriate. Upon termination of the continuous service of an RSU recipient, any unvested portion of the recipient's RSU award will be forfeited, except as otherwise provided in the applicable award agreement.

Transferability of Awards

The Plan does not allow for the transfer of awards granted under the Plan except as otherwise provided in the applicable award agreement or as otherwise expressly consented to by the Board.

Certain Adjustments

In the event of certain changes in our capitalization, the Board will make appropriate and proportionate adjustments to one or more of the number of Non-Voting Common Shares that are covered by outstanding awards, the exercise or purchase price of Non-Voting Common Shares covered by outstanding awards, and the numerical share limits contained in the Plan.

Corporate Transactions

The Plan provides that in the event of a corporate transaction such as a "Sale of the Company", as such term is defined in the Plan, the Board may take one or more of the following actions with respect to awards granted under the Plan: (i) cause the conversion or exchange of each outstanding option into common shares on a net issuance basis in accordance with a pre-defined formula; (ii) cause the conversion or exchange of each outstanding option into options, rights or other securities of substantially equivalent value (or greater value) as determined by the Board in its discretion, in an entity participating in or resulting from such liquidity event; (iii) accelerate the vesting, in whole or in part, of outstanding awards such that the outstanding options shall be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the liquidity event; (iv) determine that any or all outstanding options will be purchased by the Company or an entity related to the Company at the liquidity event price less the exercise price for the option shares available to be purchased under such options; (v) cancel any or all of such outstanding unvested options.

Plan Amendments and Termination

The Board has the authority to amend, suspend or terminate the Plan at any time, without shareholder approval Notwithstanding the foregoing, subject to the discretion of the Board, the termination of this Plan shall have no effect on outstanding Awards, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of the Plan.

Penny Stock Regulation

The SEC has adopted regulations that generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the investor in such securities and have received the investor's written consent to the transaction prior to the investment. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Common Shares immediately following this Offering may be subject to such penny stock rules, investors in this Offering may find it more difficult to sell the Common Shares in the secondary market.

Absence of Public Market

We are an alternative reporting company under Regulation A, Tier 2 of the Securities Act. There is no public trading market for the Common Shares. No application is currently being prepared for the Common Shares to be listed on a securities exchange or quoted on an alternative trading system.  As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. (See "Risk Factors" beginning on page 12).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to the Common Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

NAQI LOGIX INC.

Naqi Logix Inc.

Financial Statements

For the period from inception on August 4, 2020 (inception) to June 30, 2021

(Expressed in US Dollars)

Tel: 604-688-5421	BDO Canada LLP
Fax: 604-688-5132	1100 - Royal Centre
www.bdo.ca	1055 West Georgia Street
Vancouver, BC V6E 3P3 Canada

Independent Auditor's Report

Shareholders and Board of Directors

Naqi Logix Inc.

Opinion on the Financial Statements

We have audited the accompanying financial statements Naqi Logix Inc. (the "Company"), which comprise the statement of financial position as of June 30, 2021, the related statements of loss and comprehensive loss, changes in equity, and cash flows for the period from inception on August 4, 2020 (inception) to June 30, 2021, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Naqi Logix Inc. as at June 30, 2021, its financial performance and its cash flows for the period from inception on August 4, 2020 (inception) to June 30, 2021 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a development stage business, expects to incur further losses in the future and has not generated any revenues or profits as of June 30, 2021. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

BDO Canada, LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.

  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Chartered Professional Accountants

Vancouver, British Columbia

December 29, 2021

Naqi Logix Inc. Statement of Financial Position (Expressed in US dollars)

As at June 30
2021
$
Assets

Current
Cash	1,112,045
Prepaid expenses	810
GST receivable	7,990
1,120,845
Non-current
Intangible assets (Note 4)	673,300

Total Assets	1,794,145

Liabilities

Current
Accounts payable & accrued liabilities (Notes 6 and 9)	542,755
Total liabilities	542,755

Shareholders' Equity
Share capital (Note 6)	1,970,377
Common share reserve	40
Accumulated deficit	(719,027)
1,251,390

Total Liabilities and Shareholders' Equity	1,794,145

Nature of operations and going concern - Note 1

Subsequent events - Note 12

APPROVED BY THE DIRECTOR

"Mark Godsy"	Director	Director

Naqi Logix Inc. Statements of Loss and Comprehensive Loss For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

2021
$
Office and administrative expenses
Consulting fees and salaries (Note 8)	134,625
Research and development expenses	201,769
Office and other	1,363
Professional fees	362,682
Marketing and communications	9,758
Rent	1,818
Loss before other items	(712,016)

Foreign exchange loss	(7,052)
Interest and bank charges	41

Net loss and comprehensive loss for the period	(719,027)

Loss per share
Basic and diluted	(0.05)

Weighted average number of shares outstanding
Basic and diluted	15,262,750

Naqi Logix Inc. Statements of Cash Flows For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

2021
$
Cash (used in) provided by:

Operating activities
Net loss for the period ended June 30, 2021	(719,027)

Changes in non-cash working capital items
Prepaid expenses	(810)
GST receivable	(7,990)
Accounts payable and accrued liabilities	593,904

Cash used in operating activities	(133,923)

Investing activities
Acquisition of patents	(218,251)
Acquisition of intangibles	(455,049)
Cash used in investing activities	(673,300)

Financing activities
Issuance of shares	1,989,360
Cash received pursuant to convertible promissory note	78,000
Share issuance costs	(148,092)
Cash provided by financing activities	1,919,268

Increase in cash	1,112,045

Cash - beginning	-

Cash - ending	1,112,045

Supplemental cash flow information - Note 9

Naqi Logix Inc. Statements of Changes in Equity For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

	Number of common shares	Share capital	Common share reserve	Accumulated deficit	Total
	#	$	$	$	$

Opening Balance, August 4, 2020	-	-	-	-	-

Shares to be issued to founders (Note 6)	-		36	-	36
Shares to be issued to giftees (Note 6)	-		4	-	4
Shares issued pursuant to private placements (Note 6)	7,586,678	1,989,320	-	-	1,989,320
Shares issued for debt (Note 5, 6, 8 and 9)	516,596	129,149	-	-	129,149
Share issuance costs (Note 6)	370,600	(148,092)	-	-	(148,092)
Net and comprehensive loss for the period	-	-	-	(719,027)	(719,027)

Balance, June 30, 2021	8,473,874	1,970,377	40	(719,027)	1,251,390

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

1. Nature of operations and going concern

Naqi Logix Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on August 4, 2020.

The Company's principal activities include developing revolutionary technology and a platform that transforms our inconspicuous micro-gestures into instant commands to control all the devices where we work, live or play.  Naqi is an early-stage technology company that focuses its research and development on novel, next-generation voice-free, hands-free and look-free device control methodologies that include micro-gestural, electromyography (EMG) and electroencephalography (EEG) input.  Naqi Logix Inc. is currently developing smart earbuds that will enable users to control information systems, devices and platforms in a completely non-tactile, invisible and silent manner.

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. As at June 30, 2021, the Company had an accumulated deficit of $719,027, and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company was successful in obtaining financing during the period ended June 30, 2021, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous or acceptable to the Company.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. This may impact the Company's ability to raise capital.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 1000-355 Burrard Street, Vancouver, British Columbia, Canada, V6E 2K3.

2. Basis of preparation

Statement of compliance

These financial statements have been presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB') and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"). These financial statements represent the Company's first presentation of the financial results and financial position under IFRS. The policies applied in these financial statements are based on IFRS issued and effective as of June 30, 2021, including IFRS 1, First Time Adoption of International Financial Reporting Standards. As the Company was incorporated on August 4, 2020, no optional exemption has been applied. The Board of Directors approved the financial statements for issue on December 29, 2021.

Basis of measurement and functional currency

These financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These financial statements are presented in US dollars, which is the functional currency of the Company.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

3. Accounting policies

These financial statements have been prepared using the following accounting policies:

Cash

Cash includes cash held in financial institutions.

Financial instruments

a) Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive income (loss) ("FVTOCI") or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.

Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

a) Measurement

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of loss and comprehensive loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company's own credit risk will be recognized in other comprehensive loss.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

3.  Accounting policies (continued)

Financial instruments (continued)

b) Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost.

At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the statements of loss and comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

c) Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Share capital

The Company's common shares, and any future offerings of share warrants and options are classified as equity instruments. Incremental costs directly related to the issue of new shares or options are shown in equity as a deduction from the proceeds. For equity offerings of units consisting of a common share and warrant, when both instruments are classified as equity, the Company does not bifurcate the proceeds between the common share and the other equity instruments.

The Company issues shares under repurchase arrangements whereby these shares are initially recorded as common share reserve as unreleased shares subject to a repurchase option held by the Company.  These shares are released into share capital over an agreed period of time (vesting period) for no additional consideration.  The common shares issued under these repurchase arrangements are measured at their fair value on the date that the Company enters into the repurchase agreements.

Income taxes

Income taxes comprises both current and deferred tax. Income tax is recognized in the statement of loss except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the income tax is also recognized in other comprehensive income or directly in equity.

Current income taxes are the expected taxes payable on the taxable income for the period, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to taxes payable in respect of previous periods.

The Company accounts for potential future net tax assets which are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and which are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. When the future realization of income tax assets is not considered to be probable, no net asset is recognized. No potential income tax assets of the Company have been recognized.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

3.  Accounting policies (continued)

Loss per share

Basic loss per share is calculated by dividing the net loss for the period available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. The Company uses the treasury stock method of calculating fully diluted loss per share amounts, whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period. Basic and diluted loss per share are the same for the periods presented.  Contingently issuable shares are treated as outstanding and are included in the calculation of basic and diluted loss per share only from the date when all necessary conditions are satisfied (ie the events have occurred). Shares that are issuable solely after the passage of time are not contingently issuable shares and are included in the calculation of basic and diluted loss per share.

Leases

The main provision of IFRS 16 is the recognition of lease assets and lease liabilities on the consolidated statement of financial position. Under IFRS 16, a lessee is required to do the following: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated statement of financial position; and (ii) recognize a front-loaded pattern of expense for most leases, even when cash rentals are constant, as the right-of-use asset is depreciated and the lease liability is accreted using the effective interest method. IFRS 16 also requires qualitative disclosures along with specific quantitative disclosures. The Company does not have any material lease obligations as at June 30, 2021.

Intangible assets

Intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Costs incurred for licenses and patents are capitalized and amortized from the date of capitalization on a straight-line basis over the their remaining estimated lives of 20 years.

Research and development

The Company is engaged in research and development activities. Research costs are expensed as incurred.  Development costs are expensed, unless all of the following can be demonstrated:

  The technical feasibility of completing the intangible asset so that it will be available for use or sale;
  The intention to complete the intangible asset and use or sell it;
  The ability to use or sell the intangible asset;
  How the intangible asset will generate probable future economic benefits;
  The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
  The ability  to  measure  reliably  the  expenditures  attributable  to  the  intangible  asset  during  its  development.

Development costs that meet the above criteria are capitalised at cost as deferred development costs. Deferred development costs have finite useful lives and are carried at cost less accumulated amortization and accumulated impairment losses.

Impairment of long-lived assets

The Company evaluates the carrying value of long-lived assets at the end of each reporting period to determine whether there is any indication of impairment.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

3.  Accounting policies (continued)

An impairment loss is recorded when it is determined that the carrying amount is no longer recoverable and exceeds its fair value calculated using the discounted cash flows related to the asset or asset group.  The recoverable amount is the higher of an asset's or cash generating unit's fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.  For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognized when the carrying amount of an asset, or its cash generating unit, exceeds its recoverable amount.  A cash generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

Impairment losses are recognized in profit or loss in the period in which an impairment is identified.  Impairment losses are reversed in subsequent periods if there is a change in the estimates used to determine the recovered amount since the impairment was recognized.

Critical judgments in applying accounting policies

The critical judgments that the Company's management has made in the process of applying the Company's accounting policies with the most significant effect on the amounts recognized in the Company's financial statements are as follows:

Going concern

In preparing these financial statements on a going concern basis, as is disclosed in Note 1 of these consolidated financial statements, Management's critical judgment is that the Company will be able to meet its obligations and continue its operations for the next twelve months.

Estimated useful lives of intangible assets

The estimated useful lives of intangible assets are based on management's intentions, historical experience, internal plans and other factors as determined by management. The useful lives are reviewed on an annual basis and any revisions to the useful lives are accounted for prospectively.

Key sources of estimation uncertainty

The preparation of financial statements requires that the Company's management make assumptions and estimates of effects of uncertain future events on the carrying amounts of the Company's assets and liabilities at the end of the reporting period.  Actual results may differ from those estimates as the estimation process is inherently uncertain. Actual future outcomes could differ from present estimates and assumptions, potentially having material future effects on the Company's consolidated financial statements. Estimates are reviewed on an ongoing basis and are based on historical experience and other facts and circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company's assets and liabilities are accounted for prospectively.

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company's assets and liabilities are as follows:

a) Deferred income taxes

Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the reporting date in effect for the period in which the temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. The recognition of deferred income tax assets is based on the assumption that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

Accounting standards issued but not yet effective

There are no accounting pronouncements with future effective dates that are applicable or are expected to have a material impact on the Company's financial statements.

4. Intangible assets

Cost	Total
$
Opening Balance	-
Acquisition of Naqi Technology	311,787
Acquisition of Rotamach Technology	361,513
Balance, June 30, 2021	673,300

Naqi Logics LLC Asset Purchase Agreement

On April 12, 2021, the Company entered into an arms-length asset purchase agreement (the "APA") to purchase the patents, vendor technology, vendor intellectual property and know-how (the "Purchase Assets") from Naqi Logics LLC ("LLC") (the "Naqi Technology").

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

4. Intangible assets (continued)

Pursuant to the APA, the Company agreed to pay a purchase price of $311,787 in cash.

Also pursuant to the APA, the Company entered into a royalty agreement with LLC for a royalty payable to LLC of up to $5,000,000 (the "LLC Royalty Agreement"). Under the LLC Royalty Agreement, the Company has agreed to pay at the end of each calendar quarter, 2.5% of Net Revenues up to $300,000 per calendar quarter.  Upon the fulfillment of royalty payments of $300,000, the LLC royalty will automatically increase to 5% of Net Revenues, which will continue until the Company has paid an aggregate LLC royalty equal to $5,000,000.  As at June 30, 2021, the Company has not earned any revenues nor accrued any royalty liability.

The LLC Royalty liability assumed upon the acquisition of the Naqi Technology has been recorded at management's estimate of its fair value of $nil on the acquisition date.  Management has also estimated the fair value of the LLC Royalty liability at $nil at June 30, 2021.

Harrisburg University Independent Contractor and Royalty Agreement

On April 12, 2021, the Company signed an independent contractor agreement with Harrisburg University of Science and Technology (the "University Royalty Agreement"). As partial consideration for the University providing certain services, if and when revenue is earned, the Company will pay at the end of each calendar quarter, 2.5% of Net Revenues up to $300,000.  Upon the fulfillment of royalty payments of $300,000 the obligation to pay University Royalties will cease completely.  Management has recorded the assumption of the liability under the University Royalty Agreement at $nil on April 12, 2021 and as at June 30, 2021.

Smart Rotamach Private Limited Technology Purchase Agreement

On April 14, 2021, the Company entered into a technology purchase agreement (the "TPA") with an unrelated party to purchase the Rotomach Technology and all related information and material that relates to sensing, monitoring, measuring and interpreting user information for cash of $361,513.

5. Shareholder convertible promissory note

On April 12, 2021, the Company received a loan of $129,149 from a shareholder (Note 8) under a convertible promissory note for cash received of $78,000 and expense paid on behalf of the Company of $51,149. The note was non-interest bearing, unsecured, and was due on April 12, 2023. The note was initially recorded at management's estimate of fair value of $129,149 and was automatically converted on June 8, 2021 upon the completion of the June 8, 2021 qualified financing (Note 6) at the contractually-agreed mandatory conversion price of $0.25 per common share.

6. Share capital

a) Authorized: Unlimited common shares without par value.

b) Shares issued

Common shares: 48,473,874.

During the period ended June 30, 2021, the Company:

a) Issued 25,637,530 common shares to founders for proceeds of $26 and 3,950,274 commons shares to giftees for proceeds of $4. These common shares are subject to a repurchase agreement under which they are initially issued as unreleased shares, to be released to the recipient shareholders on an agreed timeline as long as the current CEO remains as a service provider to the Company.  In the event there is a change in control of the Company, all of these common shares are released.  These shares are subject to release on the basis that 16.67% vest 6 months after issuance.  The remaining common shares vest in equal instalments of 2.7% monthly over the next 29 months, with a final 2.78% vesting in the 36th month after issuance;

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

b) Issued 10,412,196 founders common shares to the shareholders of LLC for proceeds of $10. These common shares are subject to a repurchase agreement under which they are initially issued as unreleased shares, to be released to the recipient shareholders as long as those shareholders continue as service providers to the Company.  In the event there is a change in control of the Company, all of these common shares are released.  16.67% of the common shares issued to these shareholders vest 6 months after their issuance.  The remaining common shares vest in equal instalments of 2.7% monthly over the next 29 months, with a final 2.78% vesting in the 36th month after issuance.

c) Completed a qualified financing through a series of non-brokered private placements by issuing 7,586,678 common shares for gross proceeds of $1,989,320;

d) The Company issued 370,600 and paid $148,092 in cash for share issuance costs related to the issuance of these shares; and

e) Issued 516,596 common shares with a fair value of $129,149 to settle the convertible promissory note (Note 5).

The 40,000,000 founders and giftee common shares were issued as described above in (a) and (b) are considered unreleased common shares subject to vesting under the terms as summarized.  At June 30, 2021 the unreleased common shares are expected to vest as follows:

Fiscal year of release	Number of released common shares	Common share reserve to be transferred to share capital
		$
2022	17,147,158	17
2023	13,333,334	13
2024	9,519,508	10
Total unreleased shares at June 30, 2021	40,000,000	40

7. Income taxes

A reconciliation between the Company's income tax provision computed at statutory rates to the reported income tax provision is as follows:

June 30
2021
$
Loss for the period before income tax recovery	(719,027)
Average statutory rate	27.00%

Income tax recovery based on statutory rates	(194,000)
Change in non-recognized deferred tax assets	194,000
Income tax recovery	-

Deferred income tax assets are only recognized to the extent that the realization of tax benefits is determined to be probable.  As at June 30, 2021, the Company has not recognized the benefit of the following deductible temporary differences:

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

June 30 2021
$
Deferred tax assets
Losses carried forward	194,000
Share issuance costs	40,000
Unrecognized deferred tax assets	(234,000)
Total deferred tax assets	-

As at June 30, 2021, the Company has estimated non-capital losses for Canadian income tax purposes of $700,000 that may be carried forward to reduce taxable income derived in future years. The Canadian non-capital losses expire in 2041.

8. Related party transactions

In addition to the related party transaction disclosed in Note 5, the Company entered into the following related party transactions during the period.

The Company's related parties consist of the Company's director and officers, and any companies associated with them. During the period ended June 30, 2021, consulting fees and salaries of $62,500 were paid to the CEO, CIO, COO, and director of the Company.

As at June 30, 2021, $62,500 was owing to directors, officers or their related companies, which is included in accounts payable and accrued liabilities.

On April 1, 2021, the Company entered into a sublease agreement with Shackelford Pharma Inc., in which an officer of the Company also holds an officer position.  The sublease allows the Company to utilize 50% of the premises for a monthly rent amount of CAD $745.  This lease is excluded from lease liability as defined under IFRS 16 due to its low value.

Key management includes directors and executive officers of the Company. During the period ended June 30, 2021, no compensation other than that disclosed above was paid or payable for key management services.

9. Supplemental cash flow information

Investing and financing activities that do not have a direct impact on the current cash flows are excluded from the cash flow statements.

During the period ended June 30, 2021 there were the following non-cash investing and financing transactions:

f) $51,149 of expenses were incurred and settled
by advances under the shareholder convertible promissory note (Note 5).

g) Issued 516,596 common shares to settle shareholder convertible promissory note in the amount of $129,149 (Note 6).

10. Financial instruments

Classification of financial instruments

The Company's financial instruments consist of cash and accounts payable and accrued liabilities. These financial instruments are classified as financial assets and liabilities at amortized cost and are reported at amortized cost.

The classification of the financial instruments as well as their carrying values as at June 30, 2021 is shown in the table below:

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

At June 30, 2021	Assets - Amortized cost	Liabilities - Amortized cost	Total
	$	$	$
Financial assets
Cash	1,112,045	-	1,112,045
Total financial assets	1,112,045	-	1,112,045
Financial liabilities
Accounts payable	-	542,754	542,754
Total financial liabilities	-	542,754	542,754

Classification of financial instruments

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to relative reliability of the inputs used to estimate fair values. The three levels of the fair value hierarchy are:

Level 1 - unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - inputs that are not based on observable market data.

The fair values of financial assets and liabilities approximate the carrying values due to their relatively short-term nature.

10. Financial instruments (continued)

Financial and capital risk management

The Company thoroughly examines the various financial instruments and risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include foreign currency risk, interest rate risk, credit risk, and liquidity risk. Where material, these risks are reviewed and monitored by the Board of Directors.

The Board of Directors has overall responsibility for the determination of the Company's risk management objectives and policies. The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company's competitiveness and flexibility.

Discussions of risks associated with financial assets and liabilities are detailed below:

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a cash loss is limited as the Company's liabilities are either non-interest bearing or have fixed interest rates. The Company considers this risk to be immaterial.

b) Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.  Credit risk arises from cash held with banks and financial institutions. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The Company considers credit risk with respect to its cash to be immaterial as cash is held through large Canadian financial institutions.

c) Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they become due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. Accounts payable and accrued liabilities have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company has working capital of $578,090 as at June 30, 2021.

Naqi Logix Inc. Notes to the Financial Statements For the period from August 4, 2020 (inception) to June 30, 2021 (Expressed in US dollars)

11. Management of capital

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern. In the management of capital, the Company includes its components of shareholders' equity.

The capital structure of the Company consists of equity attributable to common shareholders, comprised of issued capital and deficit.

The Company maintains and adjusts its capital structure based on changes in economic conditions and the Company's planned requirements. The Company may adjust its capital structure by issuing new equity, issuing new debt, or acquiring or disposing of assets.

The Company does not have a source of revenue. As such, the Company is dependent on external financing to fund its activities. In order to pay for administrative costs and for future development of its technologies, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management policies on an ongoing basis.  The Company is not subject to any externally imposed capital requirements. There were no changes to the Company's approach to capital management during the period.

12. Subsequent events

Bridge Loan

In October 2021, the Company initiated a convertible bridge loan financing and has raised $338,000 as at the financial statement date December 29 2021.

Naqi Logix Inc.

Condensed Interim Financial Statements

For the nine month periods ended March 31, 2022

and period from inception on August 4, 2020 to March 31, 2021

(Unaudited)

(Expressed in US Dollars)

Naqi Logix Inc. Condensed Interim Statements of Financial Position (Expressed in US dollars)

		March 31, 2022	June 30, 2021
		Unaudited	Audited
	Notes	$	$
ASSETS
Current assets
Cash and cash equivalents		116,774	1,112,045
Restricted Cash		25,000	-
Prepaid expenses		-	810
GST receivable		48,529	7,990
Total current assets		190,303	1,120,845
Intangible assets	4	663,297	673,300
Total assets		853,600	1,794,145

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable & accrued liabilities	8	707,066	542,755
Non-current liabilities
Convertible debentures	6	843,199	-
Total liabilities		1,550,265	542,755

Shareholders' (deficiency)/equity
Share capital	7	1,970,391	1,970,377
Common share reserve		401,006	40
Accumulated deficit		(3,068,062)	(719,027)
Total shareholders' (deficiency)/equity		(696,665)	1,251,390

Total liabilities and shareholders' (deficiency)/equity		853,600	1,794,145

Nature of operations and going concern - Note 1

Subsequent events - Note 10

APPROVED BY THE BOARD OF DIRECTORS
"Mark Godsy"	Director	"Gary Roshak"	Director

The accompanying notes are an integral part of these financial statements

Naqi Logix Inc. Condensed Interim Statements of Loss and Comprehensive Loss (Unaudited) (Expressed in US dollars)

		For the nine-months ended March 31, 2022	For the period from inception on August 4, 2020 to March 31, 2021
	Notes	$	$

Expenses
Consulting fees and salaries		603,741	-
Research and development expenses		764,552	18,010
Office and other		89,630	29
Share-based compensation	7(c)	400,980	-
Professional fees		248,219	54,185
Rent	8	5,321	-
Marketing and communications		18,500	-
Amortization and depreciation	4	10,003	-
Total expenses		2,140,946	72,224

Loss before other items		2,140,946	72,224

Loss on fair value of convertible debt		189,110	-
Interest and bank charges		354	68
Interest on convertible debt		11,089	-
Foreign exchange loss/(gain)		7,536	(112)
Net loss and comprehensive loss for the period		2,349,035	72,180

Basic and diluted loss per share		0.05	0.01

Weighted average number of common shares outstanding, basic and diluted		48,473,874	5,633,875

The accompanying notes are an integral part of these financial statements

Naqi Logix Inc. Condensed Interim Statements of Cash Flows (Unaudited) (Expressed in US dollars)

		For the nine-months ended, March 31,	For the period from inception on August 4, 2020 to March
		2022	31, 2021
	Notes	$	$
Cash flows used in operating activities
Loss for the period		(2,349,035)	(72,180)
Items not affecting cash:
Amortization and depreciation	4	10,003	-
Share-based payment	7	400,980	-
Loss on fair value of convertible debentures	6	189,110	-
Interest on convertible debentures	6	11,089	-
Changes in non-cash working capital items:
Receivables, prepaids and deposits		(39,729)	-
Accounts payable and accrued liabilities		164,311	40,293
		(1,613,271)	(31,887)

Cash flows provided by financing activities
Shareholder loan proceeds	5, 8	-	31,869
Proceed from shares issued to founders & giftees	7	-	29
Convertible debt issued	6	643,000	-
		643,000	31,898

Net change in cash and cash equivalents and restricted cash for the period		(970,271)	11
Cash and cash equivalents and restricted cash, beginning of period		1,112,045	-
Cash, cash equivalents and restricted cash, end of period		141,774	11

Breakup of cash and cash equivalents and restricted cash;
Cash and cash equivalents and restricted cash		116,774	11
Restricted cash		25,000	-
		141,774	11

The accompanying notes are an integral part of these financial statements

Naqi Logix Inc. Condensed Interim Statements of Changes in Equity (Unaudited) (Expressed in US dollars)

		Number of shares issued	Share capital	Common Share Reserve	Accumulated deficit	Total
	Notes	#	$	$	$	$
Opening Balance at August 4, 2020 (Unaudited)		-	-	-	-	-

Shares to be issued to founders	7	-	-	26	-	26
Shares to be issued to giftees	7	-	-	3	-	3
Net and comprehensive loss for the period		-	-	-	(72,180)	(72,180)
Balance at March 31, 2021 (Unaudited)		-	-	29	(72,180)	(72,151)

Balance at June 30, 2021 (Audited)		8,473,874	1,970,377	40	(719,027)	1,251,390
Shares issued to founders & giftees	7	13,813,825	14	(14)	-	-
Share-based compensation	7	-	-	400,980	-	400,980
Net loss and comprehensive loss		-	-	-	(2,349,035)	(2,649,035)
Balance at March 31, 2022 (Unaudited)		22,287,699	1,970,391	401,006	(3,068,062)	(696,665)

The accompanying notes are an integral part of these financial statements

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

1. Nature of operations and going concern

Naqi Logix Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on August 4, 2020.

The Company's principal activities include developing revolutionary technology and a platform that transforms inconspicuous micro-gestures into instant commands to control certain electronic devices.  Naqi is an early-stage technology company that focuses its research and development on novel, next-generation voice-free, hands-free and look-free device control methodologies that include micro-gestural, electromyography (EMG) and electroencephalography (EEG) input.  Naqi Logix Inc. is currently developing smart earbuds that will enable users to control information systems, devices and platforms in a completely non-tactile, invisible and silent manner.

Going concern uncertainty

These condensed interim financial statements of the Company for the nine months ended March 31, 2022 and period from inception on August 4, 2020 to March 31, 2021 ("financial statements") have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and discharge liabilities in the normal course of business.

As at March 31, 2022, the Company had an accumulated deficit of $3,068,062, and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company was successful in obtaining financing during prior periods, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous or acceptable to the Company.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. This may impact the Company's ability to raise capital.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 1400-1040 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4H1.

2. Basis of preparation

Statement of compliance
These interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting ("IAS 34") using accounting policies consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). These should be read in conjunction with the Company's last annual financial statements as at and for the year ended June 30, 2021 ("last annual financial statements"). The accounting policies applied by the Company in these condensed interim financial statements are the same as those applied in the last annual financial statements.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

2. Basis of preparation (continued)

Statement of compliance (continued)
These condensed interim financial statements do not include all of the information required for full annual financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of changes in the Company's financial position and performance since the last annual financial statements.  The Board of Directors approved the financial statements for issue on June 30, 2022.

Basis of measurement and functional currency
These financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These financial statements are presented in US dollars, which is the functional currency of the Company.

3. New Standards, interpretations and amendments

The accounting policies adopted in the preparation of the condensed interim financial statements are consistent with those followed in the preparation of the Company's annual financial statements for the year ended June 30, 2021 except for the adoption of new standards effective as of July 1, 2021.  The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Several amendments apply for the first time in fiscal 2022, but do not have an impact on the condensed interim financial statements of the Company.

4. Intangible assets

Cost	Total
$
Opening Balance	-
Acquisition of Naqi Technology	311,787
Acquisition of Rotamach Technology	361,513
Balance, June 30, 2021	673,300

Naqi Logics LLC Asset Purchase Agreement
On April 12, 2021, the Company entered into an arms-length asset purchase agreement (the "APA") to purchase the patents, vendor technology, vendor intellectual property and know-how (the "Purchase Assets") from Naqi Logics LLC ("LLC") (the "Naqi Technology").

Pursuant to the APA, the Company agreed to pay a purchase price of $311,787 in cash.

Also pursuant to the APA, the Company entered into a royalty agreement with LLC for a royalty payable to LLC of up to $5,000,000 (the "LLC Royalty Agreement"). Under the LLC Royalty Agreement, the Company has agreed to pay at the end of each calendar quarter, 2.5% of Net Revenues up to $300,000 per calendar quarter.  Upon the fulfillment of royalty payments of $300,000, the LLC royalty will automatically increase to 5% of Net Revenues, which will continue until the Company has paid an aggregate LLC royalty equal to $5,000,000.  As at March 31, 2022, the Company has not earned any revenues nor accrued any royalty liability.

The LLC Royalty liability assumed upon the acquisition of the Naqi Technology has been recorded at management's estimate of its fair value of $nil on the acquisition date.  Management has also estimated the fair value of the LLC Royalty liability at $nil at March 31, 2022 and June 30, 2021.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

4. Intangible assets (continued)

Harrisburg University Independent Contractor and Royalty Agreement
On April 12, 2021, the Company signed an independent contractor agreement with Harrisburg University of Science and Technology (the "University Royalty Agreement"). As partial consideration for the University providing certain services, if and when revenue is earned, the Company will pay at the end of each calendar quarter, 2.5% of Net Revenues up to $300,000.  Upon the fulfillment of royalty payments of $300,000 the obligation to pay University Royalties will cease completely.  Management has recorded the assumption of the liability under the University Royalty Agreement at $nil on April 12, 2021 and as at March 31, 2022 and June 30, 2021.

Smart Rotamach Private Limited Technology Purchase Agreement
On April 14, 2021, the Company entered into a technology purchase agreement (the "TPA") with an unrelated party to purchase the Rotamach Technology and all related information and material that relates to sensing, monitoring, measuring and interpreting user information for cash of $361,513.

	Intellectual Property	Patents	Total
	$	$	$
Cost
Opening Balance, August 4, 2020	-	-	-
Additions	455,049	218,251	673,300
Balance, June 30, 2021	455,049	218,251	673,300
Additions	-	-	-
Balance, March 31, 2022	455,049	218,251	673,300

Accumulated amortization
Opening Balance, August 4, 2020	-	-	-
Amortization	-	-	-
Balance, June 30, 2021	-	-	-
Amortization	-	10,003	10,003
Balance, March 31, 2022	-	10,003	10,003

Carrying amount
At June 30, 2021	455,049	218,251	673,300
At March 31, 2022	455,049	208,248	663,297

5. Shareholder convertible promissory note

On April 12, 2021, the Company received a loan of $129,149 ($31,869 was received during the nine months ended March 31, 2021) from a shareholder (Note 8) under a convertible promissory note for cash received of $78,000 and expense paid on behalf of the Company of $51,149. The note was non-interest bearing, unsecured, and was due on April 12, 2023. The note was initially recorded at management's estimate of fair value of $129,149 and was automatically converted on June 8, 2021 upon the completion of the June 8, 2021 qualified financing (Note 6) at the contractually agreed mandatory conversion price of $0.25 per common share.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

6. Convertible debentures

The Company issued $338,000 in convertible debentures in December 2021, $265,000 in February 2022, and $40,000 in in March 2022.

The convertible debentures bear interest at 8% per annum and are due and payable two years from the date issued ("Maturity Date"). Accrued interest on the convertible debentures as at March 31, 2022 is $11,089.

The loans are convertible under the following conditions:

a) Mandatory Conversion Upon Qualified Financing ("Conversion A"): In the event the Company consummates an equity financing of an aggregate consideration amount in excess of $1 million, all outstanding principal and interest on issued convertible debentures shall automatically convert into 1 common share and 1 warrant as obtained by dividing the outstanding principal and interest by the Conversion Price (price per share multiplied by the discount rate). Any issued warrants will be subject to accelerated expiration if for a period of thirty days they trade at or above the warrant exercise price or the common shares trade at a 75% premium to the warrant exercise price.

b) Mandatory Conversion - Going Public ("Conversion B"): In the event the Company consummates a going public transaction ("IPO") at a common share listing price in excess of the Common Issue Price (a price of US$3.00 per Common Share) multiplied by the discount rate ("Mandatory Conversion Price"), all outstanding principal and interest will convert into common shares in an amount calculated as total outstanding principal and interest divided by the common share listing price pursuant to the IPO.

c) Optional Conversion - Change of Control ("Conversion C"): If the Company consummates a change of control, defined as a single or series of transactions where the Company sells substantially all its assets or disposes of greater than 50% voting power, the holder has the option to either convert all outstanding principal and interest into common shares by dividing total principal and interest by the Common Issue Price, or receiving all outstanding principal and interest in cash.

d) Optional Conversion - At Maturity Date ("Conversion D"): If the convertible notes have not been converted prior to maturity, the holder has the rights to convert any outstanding principal and interest into common shares as obtained by dividing total principal and interest by the Common Issue Price or alternatively receive the total principal and interest in cash.

Management concluded that the convertible debentures are a hybrid financial instrument with an embedded derivative liability being the conversion feature entitling the holder to convert the notes to Units should the Company complete a Subsequent Financing (Conversion A). The Company has elected to designate the entire convertible debenture hybrid financial instrument at its fair value through profit or loss at each reporting date.

Management estimated the fair value of the convertible debentures at March 31, 2022 by considering each of the conversion features of the instrument as two components;

(1) simple interest straight-debt; and

(2) equity conversion feature of common stock and/or warrants.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

6. Convertible debentures (continued)

Management then calculated a probability-weighted fair value based on the likelihood of each conversion scenario occurring.  Management considered the probability of each conversion option as follows:

• Conversion A: A probability weighting of 85% was applied. Management considers this outcome to be highly probable based on management's current plans and outlook.

• Conversion B: A probability weighting of 5% was applied as this scenario is considered to be less likely given Conversion A is likely to transpire first and consequently, this conversion feature will expire unexercised.

• Conversion C: A probability weighting of 5% was applied to Conversion C as this scenario is also considered unlikely because management does not intend or expect to enter into a change of control transaction.

• Conversion D: A probability weighting of 5% was also applied to Conversion D since this scenario is predicated on neither Conversion A, B or C occurring prior to maturity and as above, Conversion A is considered highly probable.

Each conversion feature was independently valued using either the Discounted Cash Flow ("DCF") and/or the Binomial Option Pricing Model ("BOPM") method as deemed appropriate. The valuation of each Conversion Option is detailed below.

Valuation of Conversion A
Conversion A is a mandatory conversion, and therefore the value of the conversion is equal to the Fair Value of the warrants and share units which would be issued to the holder under this scenario multiplied by the probability of scenario occurrence.  Management has used the BOPM valuation technique to value the warrants with the following inputs:

Share price	variable
Exercise price	share price x 1.2
Expected volatility	130%
Term	2 years
Risk free rate	2.27%
Expected dividend yield	0%

The number of warrants issued is correlated to the share price at the dates the warrants are issued and the outstanding principal and interest at that date.  Therefore, the share prices does not impact the fair value of the warrants.  The fair value of the shares and warrants are discounted from the expected issuance date at a discount rate of 46.66%

Valuation of Conversion B
Under Conversion B, the holder is entitled to the outstanding principal and interest as at the IPO date. Therefore, the value of the shares which would be issued are equal to the accumulated P&I on each of the Notes as at the conversion date, present valued to the Valuation Date at a discount rate of 46.66%.

Valuation of Conversion C and D
Conversion C and D permit a conversion to common shares at a set price of $3.00 per share at the option of the holder. Therefore, if the share price is greater than $3.00 at the time of this event, the holder would elect to convert to common shares, and if the value is less, the holder would elect to be repaid the principal and interest.

Management used a binomial model to calculate the possible share prices from the last known share price to the maturity of each of the Notes. The last known share price was based on a capital raise at $0.25 per share on June 8, 2021. The value of the conversion option at each date was calculated as the higher of the share value on conversion, or the accrued principal and interest at that date. The weighted average probability of each value is then discounted from the date of the binomial step to the Valuation Date at a rate of 46.66%.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

Conclusion
Applying the probability weighting summarized above to the Fair Values of each of the conversion options, the fair value of the convertible debentures has been estimated at $832,110 at March 31, 2022.

7. Share capital

a) Authorized: Unlimited common shares without par value.

b) Shares issued

Common shares: 48,473,874.

During the period ended March 31, 2021, the Company:

a) Issued 25,637,530 common shares to founders for proceeds of $26 and 3,011,322 common shares to giftees for proceeds of $3. These common shares are subject to a repurchase agreement under which they are initially issued as unreleased shares, to be released to the recipient shareholders on an agreed timeline as long as the current CEO remains as a service provider to the Company.  In the event there is a change in control of the Company, all of these common shares are released.  These shares are subject to release on the basis that 16.67% vest 6 months after issuance.  The remaining common shares vest in equal instalments of 2.7% monthly over the next 29 months, with a final 2.78% vesting in the 36th month after issuance;

During the period from April 1, 2021 to June 30, 2021, the Company:

b) Issued 938,952 common shares to giftees for proceeds of $1. These common shares are subject to a repurchase agreement under which they are initially issued as unreleased shares, to be released to the recipient shareholders on an agreed timeline as long as the current CEO remains as a service provider to the Company.  In the event there is a change in control of the Company, all of these common shares are released.  These shares are subject to release on the basis that 16.67% vest 6 months after issuance.  The remaining common shares vest in equal instalments of 2.7% monthly over the next 29 months, with a final 2.78% vesting in the 36th month after issuance;

c) Issued 10,412,196 founders common shares to the shareholders of LLC for proceeds of $10. These common shares are subject to a repurchase agreement under which they are initially issued as unreleased shares, to be released to the recipient shareholders as long as those shareholders continue as service providers to the Company.  In the event there is a change in control of the Company, all of these common shares are released.  16.67% of the common shares issued to these shareholders vest 6 months after their issuance.  The remaining common shares vest in equal instalments of 2.7% monthly over the next 29 months, with a final 2.78% vesting in the 36th month after issuance.

d) Completed a qualified financing through a series of non-brokered private placements by issuing 7,586,678 common shares for gross proceeds of $1,989,320.  The Company issued 370,600 and paid $148,092 in cash for share issuance costs related to the issuance of these shares; and

e) Issued 516,596 common shares with a fair value of $129,149 to settle the convertible promissory note (Note 5).

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

7. Share capital (continued)

b) Shares issued (continued)

The 40,000,000 founders and giftee common shares were issued as described above in (a), (b) and (c) are considered unreleased common shares subject to vesting under the terms as summarized.  In the nine-month period ended March 31, 2022 13,813,825 common shares were released and as at March 31, 2022, 26,186,175 unreleased common shares are expected to vest as follows:

Fiscal year of release	Number of unreleased common shares	Common share reserve to be transferred to share capital
		$
2022	3,333,333	3
2023	13,333,334	13
2024	9,519,508	10
Total unreleased shares at March 31, 2022	26,186,175	26

c) Stock options

The Company has an incentive share option plan (the "Plan").  Under the Plan a total of 9,694,775 of the Company's outstanding common shares are reserved for the issuance of share options to directors, officers, employees, and consultants. The terms of each option award are fixed by the directors at the time of grant. Share options awarded have a maximum term of ten years. Share options vest over various time periods from the grant date to ten years at the discretion of the board of directors.

A summary of the Company's share options outstanding at March 31, 2022, including the changes during the period, is as follows:

	Share options	Weighted average exercise price
		$
Opening Balance, August 4, 2020	-	-
Granted	-	-
Balance, June 30, 2021	-	-
Granted	3,450,000	1.60
Forfeited	(77,778)	1.60
Balance, March 31, 2022	3,372,222	1.60

The weighted average remaining contractual life of stock options outstanding as of March 31, 2022 is 9.32 years.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

7. Share capital (continued)

c) Stock options (continued)

March 31, 2022
Risk-free interest rate (average)	1.20%
Estimated volatility (average)	137%
Expected life (average)	10
Fair value of shares (average)	$0.25
Forfeiture rate (average)	2.25%
Dividend rate (average)	0.00%

During the nine months ended March 31, 2022 $400,980 was recorded to share-based compensation expense.

8. Related party transactions

The Company considers a person or entity a related party if they are a member of key management personnel, including their close relatives, an associate or joint venture, those having significant influence over the Company, as well as entities that are controlled by related parties. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company entered into the following related party transactions during the nine-month period ended March 31, 2022 and the period from inception on August 4, 2020 to March 31, 2021:

(i) Transactions with Key Management Personnel:

The following amounts were incurred with respect to Key Management Personnel; being the Company's CEO, COO and CIO:

	Nine months ended March 31, 2022	For the period from inception on August 4, 2020 to March 31, 2021
	$	$
Consulting fees to key management personnel	225,000	-
Share-based compensation	80,774	-
	305,774	-

(ii) Transactions with Directors:

The following amounts were incurred with respect to non-executive directors of the Company:

	Nine months ended March 31, 2022	For the period from inception on August 4, 2020 to March 31, 2021
	$	$
Directors' fee	-	-
Share-based compensation	135,910	-
	135,910	-

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

8. Related party transactions (continued)

As at March 31, 2022, $61,500 (2021 - $31,869) was owing to directors, officers or their related companies, which is included in accounts payable and accrued liabilities.

On April 1, 2021, the Company entered into a twelve-month sublease agreement with Shackelford Pharma Inc., in which an officer of the Company also holds an officer position.  The sublease allows the Company to utilize 50% of the premises for a monthly rent amount of CAD $745.  This lease is excluded from lease liability as defined under IFRS 16 due to its low value.

Key management includes directors and executive officers of the Company. During the nine months ended March 31, 2022 and the period from inception on August 4, 2020 to March 31, 2021, no compensation other than that disclosed above was paid or payable for key management services.

9. Financial instruments

Classification of financial instruments

The Company's financial instruments consist of cash and accounts payable, accrued liabilities and convertible debentures. These financial instruments are classified as financial assets and liabilities at amortized cost and are reported at amortized cost.

The fair values of financial assets and liabilities approximate the carrying values due to their relatively short-term nature.

Financial and capital risk management

The Company thoroughly examines the various financial instruments and risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include foreign currency risk, interest rate risk, credit risk, and liquidity risk. Where material, these risks are reviewed and monitored by the Board of Directors.

The Board of Directors has overall responsibility for the determination of the Company's risk management objectives and policies. The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company's competitiveness and flexibility.

Discussions of risks associated with financial assets and liabilities are detailed below:

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a cash loss is limited as the Company's liabilities are either non-interest bearing or have fixed interest rates. The Company considers this risk to be immaterial.

b) Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.  Credit risk arises from cash held with banks and financial institutions. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The Company considers credit risk with respect to its cash to be immaterial as cash is held through large Canadian financial institutions.

c) Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they become due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. Accounts payable and accrued liabilities have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company has negative working capital of $516,762 as at June 30, 2022.

Naqi Logix Inc. Notes to the Condensed Interim Financial Statements (Unaudited) For the nine months ended March 31, 2022 and 2021 (Expressed in US dollars)

10. Subsequent events

On June 1, 2022, the Company received a loan of $98,612(CAD$125,000) from a shareholder under an unsecured, non-interest bearing demand promissory note for cash received.

PART III - EXHIBITS

Exhibit No.	Description

Exhibit 2.1†	Certificate of Incorporation of Naqi Logix Inc.

Exhibit 2.2†	Certificate of Change of Name.

Exhibit 2.3†	Bylaws of Naqi Logix Inc.

Exhibit 3.1†	Form of Shareholder Rights Agreement of Naqi Logix Inc.

Exhibit 3.2†	Form of Right of First Refusal and Co-sale Agreement of Naqi Logix Inc.

Exhibit 3.3†	Form of Voting Agreement of Naqi Logix Inc.

Exhibit 4.1*	Form of Subscription Agreement.

Exhibit 5.1†	Form of Voting Trust Agreement.

Exhibit 6.1†	Broker-dealer Agreement dated January 17, 2022 between Naqi Logix Inc. and Dalmore Group, LLC.

Exhibit 10.1*	Power of Attorney (included on signature page hereto).

Exhibit 11.1*	Consent of BDO.

Exhibit 12.1*	Opinion of Osler, Hoskin & Harcourt.

† Previously filed.

* Filed herewith.

E-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of British Columbia, Canada, on June 30, 2022.

NAQI LOGIX INC.

/s/ Mark Godsy

Name:	Mark Godsy

Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Godsy his or her true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Mark Godsy	June 30, 2022
Name: Mark Godsy
Title: Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ Florence Tan	June 30, 2022
Name: Florence Tan
Title: Head of Finance (Principal Financial Officer and Principal Accounting Officer)

By: /s/ Osman Tumer	June 30, 2022
Name: Osman Tumer
Title: Chief Operating Officer

By: /s/ David Segal	June 30, 2022
Name: David Segal
Title: Chief Innovation Officer

By: /s/ John Occhipinti	June 30, 2022
Name: John Occhipinti
Title: Director

By: /s/ Gary Roshak	June 30, 2022
Name: Gar Roshak
Title: Director

By: /s/ Sue Ozdemir	June 30, 2022
Name: Sue Ozdemir
Title: Director

By: /s/ Sam Sullivan	June 30, 2022
Name: Sam Sullivan
Title: Director